Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DANAHER CORPORATION,

SATELLITE ACQUISITION CORP.

and

SUTRON CORPORATION

Dated as of June 21, 2015

i

Annex A – Conditions to the Offer

EXHIBIT A.1 – List of Company Officers
EXHIBIT A.2 – Knowledge of Parent and Merger Sub

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 21, 2015, is entered into by and among Danaher Corporation, a Delaware corporation (“Parent”), Satellite Acquisition Corp., a Virginia corporation and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), and Sutron Corporation, a Virginia corporation (the “Company”).  Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties”.

WHEREAS, it is proposed that Merger Sub commence a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), at a price of $8.50 per share of Company Common Stock, net to the holder thereof in cash (such amount, or any different amount per share of Company Common Stock that may be paid pursuant to the Offer in accordance with the terms hereof, the “Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, it is further proposed that following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain Company Stockholders have delivered to Parent and Merger Sub a support agreement (the “Support Agreement”), dated as of the date hereof, providing that such stockholders have, among other things, agreed to (i) tender the shares of Company Common Stock beneficially owned by them in the Offer, and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINED TERMS AND INTERPRETATION

Section 1.1 Certain Definitions.  For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement between the Company and any Third Party on terms that are no less favorable to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit or impair compliance by the Company with any provision in Section 7.5 hereof, including Section 7.5(f) and the last sentence of Section 7.5(d).

(b) “Acquisition Proposal” shall mean any inquiry, indication of interest, proposal or offer relating to (i) the direct or indirect acquisition by any Third Party of twenty percent (20%) or more of the Equity Interests in the Company (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company or any Company Subsidiary, (iii) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other transaction which would, directly or indirectly, result in any Third Party acquiring an interest in or rights for any assets (including Equity Interests of any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, cash flow or assets of the Company and the Company Subsidiaries, taken as a whole, or the exclusive license of all of the Company Intellectual Property, (iv) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any Person that holds assets generating or representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, cash flow or assets of the Company and the Company Subsidiaries, taken as a whole, (v) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any Third Party directly or indirectly beneficially owning twenty percent (20%) or more of the outstanding Equity Interests in the Company (by vote or by value), or (vi) any combination of the foregoing.

(c) “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of any Equity Interests or as trustee or executor, by Contract or otherwise.

(d) “Antitrust Laws” shall mean any antitrust, competition, or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(e)  “Blue Sky Laws” shall mean state securities or “blue sky” Laws.

(f) “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or the Laws of the Commonwealth of Virginia, or is a day on which banking institutions located in the State of New York or the Commonwealth of Virginia are authorized or required by Law or other governmental action to close.

(g) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(h) “Company Board” shall mean the Board of Directors of the Company.

(i) “Company Bylaws” shall mean the By-laws of the Company, dated as of November 30, 2007, as amended through the date of this Agreement.

(j)  “Company Articles of Incorporation” shall mean the Articles of Incorporation of the Company, dated as of December 19, 1975, including the amendments dated as of September 1, 1983 and May 10, 1995 and any other amendments thereto, in each case as in effect as of the date of this Agreement.

(k)  “Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, other than, in each case, any matters required to be disclosed for purposes of Section 5.2 (Capitalization), Section 5.6(b) (Financial Statements), Section 5.8 (Absence of Certain Changes or Events), Section 5.10 (Company Plans; Employees and Employment Practices) and Section 5.16 (Intellectual Property) of this Agreement which matters shall only be specifically disclosed in Sections 5.2, 5.6(b), 5.8, 5.10 and Section 5.16 of the Company Disclosure Schedule, respectively).

(l) “Company Material Adverse Effect” shall mean any change, event, effect, state of facts, condition, circumstance or occurrence that, individually or taken together with other changes, events, states of facts, conditions, effects, circumstances or occurrences, (x) has, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole or (y) would, or would reasonably be expected to, prevent or materially delay consummation of the transactions contemplated hereby (including the Offer or the Merger) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided that, for purposes of clause (x), any change, event, circumstance or occurrence to the extent resulting from any of the following after the date hereof shall not constitute a “Company Material Adverse Effect”: (i) changes in GAAP or any interpretation thereof after the date hereof; (ii) acts of God, calamities, acts of terrorism, natural disasters, political or social conditions including the engagement by any country in hostilities, commenced or escalated after the date hereof; (iii) changes that are the result of factors generally affecting the principal industries in which the Company and the Company Subsidiaries conduct their businesses; (iv) the mere fact that the Company has failed to meet any internal or external projections, forecasts, or estimates of earnings, revenues, or any other financial measure for any period ending (or for which revenues or earnings are released) on or after the date hereof (regardless of whether such projections were made by the Company or independent third parties), or the mere fact that the Company has issued revised projections that are not as optimistic as those in existence on the date hereof; (v) the mere fact of any change in the trading price or trading volume of Company Common Stock on the Nasdaq; or (vi) general business or economic conditions or the capital, financial, banking, or currency markets, or changes therein; provided, however, that changes set forth in clauses (i), (ii), (iii) and (vi) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur if such changes have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other companies that conduct business in the countries and regions or in the industries in which the Company and the Company Subsidiaries conduct their businesses; provided, further, that the underlying causes of any change, event, circumstance or occurrence set forth in clauses (iv) and (v), shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expect to occur.

(m) “Company Option” shall mean any option to acquire Company Common Stock issued or granted pursuant to any Company Stock Plan.

(n) “Company Person” shall mean the Company, Company Subsidiaries, their Affiliates, or any other Person in which the Company or an Affiliate of the Company is a member, partner or stockholder.

(o) “Company Related Party” means (i) a Person who owns directly or indirectly at least 25% of the equity, partnership or membership interests of a Company Person, but cannot be fully consolidated in the Company’s reporting group under GAAP or International Financial Reporting Standards (such Person, a “JV Partner”), or (ii) any Person that has a direct or indirect equity, partnership or membership interest of more than 25% in a JV Partner or has dominating influence over a JV Partner.

(p)  “Company Restricted Stock” shall mean an award issued pursuant to any Company Stock Plan of shares of Company Common Stock that is subject to forfeiture if specified vesting criteria is not achieved.

(q) “Company Restricted Stock Unit” shall mean an award issued pursuant to any Company Stock Plan to deliver shares of Company Common Stock upon achievement of specified vesting criteria.

(r) “Company Stock Plans” shall mean all employee, independent contractor and director stock plans or arrangements of the Company and all individual consultant, employee, director or other Contracts that provide for any Company Option, or any other right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, or any other award of any kind consisting of shares of Company Common Stock (including stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards).  Each Company Stock Plan is set forth on Section 5.10(a) of the Company Disclosure Schedule.

(s) “Company Stockholders” shall mean holders of Company Common Stock.

(t) “Company Termination Fee” shall mean an amount in cash or immediately available funds equal to $1,750,000.

(u) “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of November 20, 2014, between the Company and an Affiliate of Parent, as such agreement may be amended from time to time.

(v) “Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time who will be employed by Parent, the Surviving Corporation or their respective Subsidiaries immediately after the Effective Time.

(w) “Contract” shall mean any oral or written note, bond, mortgage, indenture, Lease, sublease, license, sublicense, permit, concession, franchise, purchase order, contract, agreement, arrangement or other instrument, understanding or obligation.

(x) “Covered Securityholders” shall mean holders of Company Common Stock and other securities of the Company.

(y) “Credit Agreement” shall mean the loan agreement, dated December 16, 2013, between the Company and Branch Banking and Trust Company.

(z) “Environmental Law” shall mean any Law or legally binding Contract relating to public health and safety, worker health and safety, pollution, contamination or cleanup, protection or restoration of the environment or natural resources, or the Release of any materials into the environment, including those related to Hazardous Materials or air emissions or wastewater discharges.

(aa) “Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing.

(bb) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(cc) “Existing Confidentiality Agreement” shall mean any confidentiality, standstill or other agreement, understanding or arrangement between the Company or any Company Subsidiary or any Affiliate or any Representative of the Company or any Company Subsidiary (each, a “Company Disclosing Party”), on the one hand, and any Third Party, on the other hand, providing for, among other things, (i) the confidential treatment of non-public information provided by a Company Disclosing Party to such Third Party and/or (ii) containing a standstill or similar obligation (including prohibiting the Third Party from acquiring the assets or Equity Interests of the Company or any of its Affiliates or similar actions).

(dd) “Export/Import Laws” means all Laws of any Governmental Entity relating to the import or export of goods, technology, or services or trading embargoes or other trading restrictions, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act, and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and comparable foreign Laws.

(ee) “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(ff) “Government Bid” means any quotation, bid or proposal by the Company or its Subsidiaries that, if accepted or awarded, would lead to a Contract with a Governmental Entity, including a prime contractor or a higher tier subcontractor to the United States government or any foreign government, for the design, manufacture or sale of products or the provision of services by the Company or its Subsidiaries.

(gg) “Government Contract” means any Contract (including but not limited to any prime contract, subcontract, letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent) that is (a) between the Company or any of its Subsidiaries and a Governmental Entity or (b) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Entity.

(hh) “Governmental Entity” shall mean any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, or other governmental instrumentality and any national or international stock exchange) or any political or other subdivision or part of any of the foregoing.

(ii) “Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

(jj) “Hazardous Materials” shall mean any (i) medical, biological or biohazardous material, including any infectious material, biological product, bodily fluid, stock, culture, diagnostic specimen or regulated animal or medical waste, (ii) petroleum products, derivatives or byproducts, radioactive or explosive materials, asbestos or asbestos-containing material, radon gas, urea formaldehyde foam insulation, toxic mold or fungi or polychlorinated biphenyls, and (iii) other chemicals, substances, waste or materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious or dangerous under applicable Law or for which liability or standards of conduct may be imposed pursuant to any Environmental Law.

(kk) “Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world:  (i) all inventions (whether or not patentable or reduced to practice) and improvements, all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, patent disclosures, provisional patent applications, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, substitutions, supplementary protection certificates and reexaminations in connection therewith and foreign equivalents thereof; (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals in connection therewith and all goodwill of the business of the Company and Company Subsidiaries associated with any of the foregoing; (iii) all original works of authorship fixed in any tangible medium of expression, including rights in content, copyrights, database rights, moral rights and all copyright applications, registrations, and renewals in connection with any of the foregoing; (iv) all trade secrets, confidential business information, know-how, research and development and other proprietary information (including technologies, systems, processes, techniques, protocols, methods, formulae, data, databases, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, specifications, methodologies, laboratory notebooks, customer and supplier lists, pricing and cost information and business and marketing plans, proposals and studies); (v) all software (including Source Code, Object Code, data, databases, collections of data, firmware and related information, documentation and manuals) (“Software”); (vi) all other proprietary and intellectual property rights; and (vii) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

(ll) “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Exhibit A.1 after due and reasonable inquiry, and (ii) in the case of Parent or Merger Sub, the actual knowledge of the Persons listed on Exhibit A.2 after due and reasonable inquiry.

(mm) “Law” shall mean any Order or any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, code, requirement, ordinance, edict, decree, directive, requirement, policy, license or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(nn) “Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

(oo)  “Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

(pp) “Lien” shall mean any mortgage, pledge, security interest, license, restriction, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

(qq) “Nasdaq” shall mean The Nasdaq Capital Market.

(rr) “Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code.  Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, bytecode, machine code, and middleware.

(ss) “Off-the-Shelf Software” shall mean generally commercially available, off-the-shelf Object Code that is used internally by any Company or any of the Company Subsidiaries with a replacement cost and/or aggregate purchase price or annual license fees of less than $25,000; provided, however, that the term “Off-the-Shelf Software” shall not include any Open Source Software, Third Party Components, Intellectual Property owned by the Company or any of the Company Subsidiaries or any Intellectual Property material to the Company or any of the Company Subsidiaries.

(tt) “Open Source Software” shall mean any Software that is licensed pursuant to:  (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Academic Free License, the Mozilla Public License (MPL), the BSD license, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License; (ii) any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms; or (iii) any Reciprocal License, in each case whether or not Source Code is available or included in such license.

(uu) “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

(vv) “Permit” shall mean any permit, license, franchise, registration, qualification, right, variance, certificate, certification, consent, approval or Order of any Governmental Entity.

(ww) “Permitted Encumbrances” shall mean: (i) real estate Taxes imposed with respect to any real property which are not due and payable as of the Closing Date, (ii) mechanics’ Liens and similar Liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not due and payable, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) statutory landlord’s Liens, and (vi) any other Liens that, individually or in the aggregate, do not materially impair the value or the continued use and operation in accordance with past practice of the assets or properties to which they relate.

(xx)  “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

(yy)  “Personal Information” means data in the control of the Company or Company Subsidiaries that relates to and identifies an identified or identifiable individual, including, without limitation, name, address, telephone number, electronic mail address, unique government-issued identifier, bank account number or credit card number.

(zz) “Products” shall mean all products, either complete or under development, (i) that are currently or that are currently intended to be, developed, manufactured, marketed, sold, offered for sale, imported, exported, supplied, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained or otherwise commercialized by the Company or any of the Company Subsidiaries, (ii) that were historically developed, manufactured, marketed, sold, offered for sale, imported, exported, supplied, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained or otherwise commercialized by the Company or any of the Company Subsidiaries, (iii) from which the Company or any of the Company Subsidiaries recognize any revenue (including revenue associated with maintenance or service agreements), (iv) that are currently used or currently intended to be used to provide services to the Company’s or any of the Company Subsidiaries’ customers or (v) that have been developed by or for the Company or any of the Company Subsidiaries, in each case together with any and all supplements, modifications, updates, corrections and enhancements to such products, shipping versions of such products, any English and foreign language versions of such products; and any and all documentation relating to the foregoing.

(aaa) “Reciprocal License” shall mean a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (ii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software; (iii) a requirement that such other Software be redistributable by other licensees; or (iv) the grant of any patent rights including non-assertion or patent license obligations.

(bbb) “Related Party Financing” shall mean any debt owed to or from, guarantee from or in favor of, or assumption of debt or other obligations by or from, a Company Related Party.

(ccc) “Release” shall mean any release, spill, emission, leaking, pumping, emptying, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

(ddd) “Representatives” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents, financial advisors, investment bankers and other representatives.

(eee) “Required Antitrust Approvals” shall mean any required filing, consent, approval or action required to be made or obtained or advance ruling certificate or no-action letter required to obtain an exemption from such filing, consent, approval or action pursuant to any Antitrust Law in order to consummate the transactions contemplated by this Agreement.

(fff) “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(ggg) “SEC” shall mean the United States Securities and Exchange Commission.

(hhh) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(iii) “Source Code” shall mean one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages such as VHDL), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, procedures and other information that describe the foregoing.

(jjj) “Subsidiary” of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(kkk) “Superior Proposal” shall mean a bona fide, unsolicited written offer made by one or more Persons (none of whom is an Affiliate of the Company) constituting an Acquisition Proposal not arising out of or relating to any violation of Section 7.5 that, if consummated, would result in any Person becoming the beneficial owner of (i) a majority of the assets of the Company and the Company Subsidiaries, taken as a whole, or (ii) a majority of the outstanding total voting power of the equity securities of the Company, which the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case, taking into account any revisions to this Agreement made or irrevocably proposed in writing by Parent during the Notice Period), including financing, regulatory approvals, equityholder litigation, identity of the Person or group making the Acquisition Proposal, and other events or circumstances whether or not beyond the control of the Party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is not less likely to be consummated in accordance with its terms when compared to the transactions contemplated by this Agreement and (ii) would result in a transaction that is more favorable to the Company Stockholders from a financial point of view than the transactions provided for in this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

(lll) “Tax” or “Taxes” shall mean (i) any and all United States federal, state, local or foreign taxes, assessments, charges, duties, levies or other similar governmental charges, including all income, gross receipts, corporation, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, net worth, documentary, recapture, recording, license, lease service, service use, employment, insurance, national insurance, business organization, workers compensation, profits, occupation, escheat or unclaimed property, alternative or add-on minimum, environmental, premium, customs, social security, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, levies or other similar governmental charges, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest and (ii) any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for Taxes of a predecessor entity or as a transferee, by contract or otherwise.

(mmm) “Tax Returns” shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

(nnn)  “Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, Parent, the Subsidiaries of Parent and the respective Affiliates of the foregoing.

(ooo) “Third Party Components” shall mean, with respect to a Product, all of the following that are not exclusively owned by the Company or a Company Subsidiary:  (i) Software that is embedded in, used in, incorporated into, combined with, linked with, distributed with, provided as a service with or made available with such Product, including any Object Code that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Product for such Product to properly function in accordance with its specifications, and (ii) Intellectual Property that are embodied in such Product.

(ppp) “Transaction Litigation” shall mean any Action commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Affiliates or otherwise relating to, involving or affecting such Party or any of its Affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other transaction contemplated hereby.

(qqq) “Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

(rrr) “Used” shall mean with respect to any Software, if such Software, in whole or in part (i) is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or made available with any Product; (ii) is a Third Party Component of any Product; (iii) was modified, rewritten, or is otherwise a derivative work upon which any Software embodied in or used in any Product is based; or (iv) is distributed or made available to any Person by the Company or any of the Company Subsidiaries.

Section 1.2 Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

Acceptance Time	Section 2.4(a)
Action	Section 5.14
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.5(c)(ii)
Articles of Merger	Section 3.3
Bankruptcy Exception	Section 5.12(b)
Board Appointment Date	Section 2.4(a)
Certificates	Section 4.2(b)
Closing	Section 3.2
Closing Date	Section 3.2
COI	Section 5.13(a)(vi)
Company	Preamble
Company Adverse Recommendation Change	Section 7.5(c)(i)
Company Board Recommendation	Section 2.3(a)(iv)
Company Common Stock	Recitals
Company Disclosing Party	Section 1.1(cc)
Company Disclosure Documents	Section 7.20(a)
Company Financial Advisor	Section 5.3(c)
Company Financial Statements	Section 5.6(b)
Company Intellectual Property	Section 5.16(b)
Company Material Contract	Section 5.12(a)
Company Plan(s)	Section 5.10(a)
Company Preferred Stock	Section 5.2(a)
Company Representatives	Section 7.4(a)
Company SEC Filings	Section 5.6(a)
Company Stockholder Approval	Section 5.3(b)
Company Stockholders’ Meeting	Section 7.2(a)
Company Subsidiary	Section 5.1
Compensation Committee	Section 5.25
Continuing Directors	Section 2.4(a)
Effective Time	Section 3.3
Employment Compensation Arrangement	Section 5.25
End Date	Section 9.1(b)
ERISA	Section 5.10(a)
ERISA Affiliate	Section 5.10(a)
Exchange Fund	Section 4.2(a)
Indemnified Parties	Section 7.12(a)
Independent Directors	Section 2.4(b)
Investments	Section 5.2(d)
IRS	Section 5.10(b)
JV Partner	Section 1.1(o)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble

Minimum Condition	Section 2.1(b)
Notice Period	Section 7.5(d)(iii)
Offer	Recitals
Offer Documents	Section 2.1(g)
Offer Price	Recitals
Parent	Preamble
Parent Expenses	Section 9.4(c)
Parent Plans	Section 7.18(a)
Parent Representatives	Section 7.4(a)
Party	Preamble
Paying Agent	Section 4.2(a)
Proxy Statement	Section 7.2(b)
Purchaser Welfare Benefit Plans	Section 7.18(c)
Reimbursable Expenses	Section 9.4(c)
SCC	Section 3.3
Schedule TO	Section 2.1(g)
Schedule 14D-9	Section 2.3(b)
Software	Section 1.1(kk)
Support Agreement	Recitals
Surviving Corporation	Section 3.1
Tail Period	Section 7.12(c)
Takeover Provisions	Section 2.3(a)(iii)
Top-Up Option	Section 2.2(a)
Top-Up Option Shares	Section 2.2(d)
VSCA	Section 2.2(a)

Section 1.3 Interpretation.  In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(i) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(ii) references to any Person include references to such Person’s successors and permitted assigns;

(iii) words importing the singular include the plural and vice versa;

(iv) words importing one gender include the other gender;

(v) references to the word “including” do not imply any limitation;

(vi) references to months are to calendar months;

(vii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(viii) references to “$” or “dollars” refer to U.S. dollars; and

(ix) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II
THE OFFER

Section 2.1 The Offer.

(a) Commencement of the Offer.  Provided that this Agreement shall not have been terminated pursuant to Section 9.1 hereof, as promptly as practicable after the date hereof (but in no event more than five (5) Business Days thereafter), Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all of the shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable) and in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities Laws.

(b) Terms and Conditions of the Offer.  The obligation of Merger Sub to accept for payment and to pay for any shares of Company Common Stock tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any shares of Company Common Stock tendered) in the Offer and not withdrawn shall be subject only to:  (i) the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(d) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and Merger Sub (if any) represents 66 2/3 percent of the sum of (x) the number of shares of Company Common Stock then issued and outstanding plus (y) all shares of Company Common Stock which the Company may be required to issue as of such date upon the vesting (including vesting solely as a result of the consummation of the Offer or the Merger), conversion or exercise of all Company Options, Company Restricted Stock Units and other derivative securities, including warrants, options (other than the Top-Up Option), convertible or exchangeable securities or other rights to acquire Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof (the “Minimum Condition”); and (ii) the other conditions set forth in Annex A hereto.  The conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Merger Sub and may be waived (but not otherwise altered without the prior written consent of the Company) by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company, in each case on the terms and subject to the conditions of this Agreement and the applicable rules and regulations of the SEC.  Parent and Merger Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms or conditions of the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of shares of Company Common Stock sought to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, or (E) amends or waives the Minimum Condition.

(c) Adjustments to Offer Price.  The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Expiration and Extension of the Offer.

(i) Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at 5:00 p.m., New York time, on the date that is twenty-one (21) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act).

(ii) Notwithstanding anything to the contrary in the foregoing clause (i) of this Section 2.1(d) or elsewhere in this Agreement:

(A) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq that is applicable to the Offer;

(B) in the event that any of the conditions to the Offer set forth on Annex A hereto shall have occurred and be continuing and is not validly waived as of any then scheduled expiration date of the Offer, Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for successive extension periods of up to thirty (30) Business Days each (the length of such period to be determined by Parent and Merger Sub); and

(C)  Merger Sub shall, so long as this Agreement has not been terminated in accordance with its terms, extend the Offer for successive extension periods of up to ten (10) Business Days (the length of each such period to be determined by Parent and Merger Sub) each until the earlier to occur of (i) such time as each of the conditions to the Offer set forth in Annex A hereto either ceases to exist or is waived validly and (ii) the End Date.

(iii) Notwithstanding anything to the contrary in the foregoing clauses (i) and (ii) of this Section 2.1(d) or elsewhere in this Agreement, in no event shall Merger Sub be required to extend the Offer beyond the End Date.

(iv) Nothing in this Section 2.1(d) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Section 9.1 hereof.

(v) Merger Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Section 2.1(f) hereof.

(e) Payment for Tendered Company Common Stock.  On the terms and subject to the conditions set forth in this Agreement and the Offer, Merger Sub shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable after the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(d) hereof) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.  The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or any subsequent offering period contemplated by Section 2.1(f) hereof shall be paid net to the holder thereof in cash or immediately available funds, subject to reduction for any applicable federal or other withholding or other Taxes payable by or on behalf of such holder.  To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Parent shall provide, or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub accepts or is obligated to accept for payment pursuant to the Offer.

(f) Subsequent Offering Period.  Merger Sub may, and the Offer Documents shall reserve the right of Merger Sub to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities Laws of not less than three (3) nor more than twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the expiration of the Offer.  On the terms and subject to the conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period as promptly as reasonably practicable after any such shares of Company Common Stock are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(g) Schedule TO; Offer Documents.  As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase, and forms of the related letter of transmittal, a summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments to which the Offer will be made or which are required to be filed in connection with the filing of the Schedule TO (collectively, together with any supplements or amendments thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to the Company Stockholders.  The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO and the Offer Documents.  Parent and Merger Sub shall use reasonable efforts to cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Laws.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.  Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws.  Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable consideration to any such comments.  Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on any written response to any such written comments of the SEC or its staff.  Parent and Merger Sub shall give reasonable consideration to any comments of the Company or its counsel thereon.

Section 2.2 Top-Up Option.

(a) The Company grants to Parent and Merger Sub an assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company such number of newly-issued shares of Company Common Stock equal to the number of shares of Company Common Stock that, when added to the aggregate number of shares of Company Common Stock owned by Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than the number of shares of Company Common Stock necessary for Merger Sub to be merged into the Company pursuant to Section 13.1-719 of the Virginia Stock Corporation Act (the “VSCA”) (after giving effect to the issuance of shares pursuant to the exercise of the Top-Up Option); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the shares of Company Common Stock that the Company is authorized to issue under the Company Articles of Incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option, and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Option Shares shall not be prohibited by any Order.

(b) The Top-Up Option may be exercised by Parent or Merger Sub only once, in whole but not in part, at any time after the Acceptance Time but before the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms.  The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price.  Such purchase price may be paid by Parent or Merger Sub, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price, or any combination of the foregoing.  Any such promissory note shall be on terms as provided by Parent or Merger Sub, which terms shall include the following: (i) the principal amount and accrued interest under the promissory note shall be payable upon the demand of the Company, (ii) the unpaid principal amount of the promissory note will accrue simple interest at the per annum rate of 3.0%, (iii) the promissory note may be prepaid in whole or in part at any time and from time to time, without premium or penalty or prior notice and (iv) the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (x) Merger Sub fails to make any payment of interest on the promissory note as provided therein and such failure continues for a period of 30 days or (y) Merger Sub files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors.  The promissory note shall have no other material terms.  The Company Board has determined that such consideration for the Top-Up Option Shares is adequate in accordance with the VSCA and otherwise taken all steps necessary under the VSCA as in effect as of the date hereof and shall take any additional actions necessary pursuant to any change in Law such that upon issuance and delivery in accordance with this Section 2.2 the Top-Up Option Shares shall be validly issued, fully paid and non-assessable.

(c) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice prior to the exercise thereof setting forth (i) the number of shares of Company Common Stock that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price, and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Merger Sub is to take place.  At the closing of the purchase of such shares of Company Common Stock, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing such shares.

(d) Parent and Merger Sub acknowledge that the shares of Company Common Stock that Merger Sub may acquire upon exercise of the Top-Up Option (“Top-Up Option Shares”) will not be registered under the Securities Act, and will be issued in reliance upon an applicable exemption from registration under the Securities Act for transactions not involving a public offering. Parent and Merger Sub hereby represent and warrant to the Company that Merger Sub is, and will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 2.3 Company Actions.

(a) Company Determinations, Approvals and Recommendations.  The Company hereby consents to and approves the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, on the terms and subject to the conditions set forth herein:

(i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, are advisable, fair to and in the best interests of the Company and the Company Stockholders;

(ii) unanimously authorized and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and in accordance with the requirements of the VSCA, and such approval constitutes approval of this Agreement, the Support Agreement, and the transactions contemplated hereby, including the Offer and the Merger for purposes of Section 13.1-725 et seq. of the VSCA;

(iii) unanimously adopted a resolution for the purpose of causing any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 13.1-725 et seq. of the VSCA, or similar Law that might otherwise apply to the Offer, the Merger, this Agreement, the Support Agreement or any other transaction contemplated hereby or thereby, and any restrictive provision in the Company Articles of Incorporation, the Company Bylaws or comparable organizational documents of any Company Subsidiary (collectively, “Takeover Provisions”), not to apply or to have been satisfied with respect to (A) Parent, Merger Sub or any other Affiliate of Parent with respect to the transactions contemplated by this Agreement or the Support Agreement, or (B) the Offer, the Merger, or any other transaction contemplated by this Agreement or the Support Agreement;

(iv) unanimously resolved to recommend that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the VSCA, vote in favor of the adoption and approval of this Agreement (the “Company Board Recommendation”),which recommendation constitutes an irrevocable recommendation of the Company Board solely for purposes of any Takeover Provisions; provided, however, that such recommendation was made subject to the understanding that it may be withheld, withdrawn, amended or modified in compliance (but only in compliance) with the terms of Section 7.5(d) hereof; and

(v) unanimously resolved to direct the submission of this Agreement to a vote at the Company Stockholders’ Meeting for adoption and approval.

The Company hereby consents to the inclusion of the foregoing determinations and approvals and such recommendation in the Offer Documents.

(b) Schedule 14D-9.  As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), the Company shall (i) file with the SEC and any other applicable Governmental Entity a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders.  To the extent reasonably practicable, the Schedule 14D-9 shall be filed with the SEC and any other applicable Governmental Entity concurrently with the filing by Parent and Merger Sub of the Schedule TO and shall be mailed to the Company Stockholders with the Offer Documents (and if so, the expense thereof shall be borne by Parent in connection with its dissemination of the Offer Documents).  Subject to the provisions of Section 7.5(d) hereof, the Schedule 14D-9 shall include a description of the determinations and approvals and recommendations of the Company Board set forth in Section 2.3(a) hereof, including the Company Board Recommendation.  If requested by Parent or required by applicable Law, the Company shall include in the Schedule 14D-9 disclosure relating to (A) the Company Financial Advisor including (x) the amount of fees and other consideration that the Company Financial Advisor will receive upon consummation of or as a result of the Offer and the Merger, and the conditions therefor and (y) any information regarding the conflicts or potential conflicts of the Company Financial Advisor, including work done for Parent or the Company during the four (4) years prior to the date hereof, (B) the opinion of the Company Financial Advisor referred to in Section 5.3(c), and (C) the information that formed the basis for rendering such opinion, subject to the approval of the form of such disclosure by the Company Financial Advisor (which approval the Company shall use its best efforts to obtain).  Each of Parent and Merger Sub shall promptly furnish to the Company upon request all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect.  The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and any other applicable Governmental Entity and disseminated to the Company Stockholders, in each case as and to the extent required by applicable securities Laws.  The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto required to be filed with the SEC pursuant to Rule 14D-9 promulgated under the Exchange Act, in any case prior to the filing thereof with the SEC, and the Company shall give reasonable consideration to any such comments.  The Company shall provide in writing to Parent, Merger Sub and their counsel any written or oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff.  The Company shall give reasonable consideration to any comments thereon of Parent, Merger Sub or their counsel.

(c) Company Information.  In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent, at Parent’s cost and expense, with such information as Parent or its Representatives may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions).  Subject to any and all applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub shall (and shall cause their respective Representatives to):

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions on the terms and subject to the conditions set forth in the Confidentiality Agreement;

(ii) use such information only in connection with the Offer and the Merger; and

(iii) if (A) this Agreement shall be terminated pursuant to Section 9.1 hereof and/or (B) Parent and Merger Sub shall irrevocably withdraw the Offer, upon the Company’s request, at Parent’s option, either (x) return (and shall use their respective reasonable efforts to cause their Representatives to return) to the Company, or (ii) or destroy, any and all copies and any extracts or summaries from such information then in their possession or under their control.

Section 2.4 Company Board and Company Board Committees.

(a) Composition of Company Board and Board Committees.  Effective upon the initial acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.4(a)) and from time to time thereafter, Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (i) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.4) and (ii) a fraction, the numerator of which is the number of shares of Company Common Stock held by Parent and Merger Sub (giving effect to the shares of Company Common Stock purchased pursuant to the Offer and, if the Top-Up Option is exercised, the shares of Company Common Stock purchased upon the exercise of the Top-Up Option), and the denominator of which is the total number of then outstanding shares of Company Common Stock; provided, however, that notwithstanding the foregoing, the Parties agree that at all times prior to the Effective Time, the Company Board shall include at least three (3) directors who were members of the Company Board immediately prior to the election or appointment of directors designated by Parent in accordance with this Section 2.4, each of whom shall be Independent Directors and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto.  Promptly following a request by Parent, the Company shall cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board (the date on which the majority of the Company's directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Board Appointment Date”), subject to the proviso in the immediately preceding sentence.  From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Laws, including the rules of the Nasdaq.  Solely for purposes of this Section 2.4, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors.”  The Company has obtained irrevocable resignations of each director on the Company Board, which resignations are each contingent solely upon the consummation of the Offer and the Company’s acceptance of such resignation; provided that the resignations of the directors designated as Continuing Directors shall not be effective, and the Company shall not accept the resignations of such Continuing Directors, until the Effective Time.  The Company has made available to Parent complete and correct copies of such resignations.  Upon the consummation of the Offer, the Company shall accept such number of resignations as will be necessary to effectuate the exercise of Parent’s rights under this Section 2.4(a), subject to the requirement that at least three (3) Continuing Directors remain on the Company Board until the Effective Time, each of whom shall be Independent Directors and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto.

(b) Continued Listing.  In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.4(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of the Nasdaq or the federal securities Laws who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided, however, that after the Acceptance Time, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “Controlled Company” for purposes of Listing Rule 5615(c) of the Nasdaq rules (or any successor provision) and make all necessary filings and disclosures associated with such status; provided, further, that in the event the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the Nasdaq or the federal securities Laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c) Section 14(f) of the Exchange Act.  The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 2.4(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all action required pursuant to this Section 2.4 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.4.  Parent shall provide to the Company in writing, and be responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The provisions of this Section 2.4 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of shares of Company Common Stock.

(d) Required Approvals of Continuing Directors.  Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.4(a) hereof, the approval of a majority of the Continuing Directors (or the sole Continuing Director if for any reason there shall be only one (1) Continuing Director) shall be required in order to, prior to the Effective Time, (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, or (iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.  The Continuing Directors, as a group, shall be entitled to retain one (1) independent legal counsel to advise them in connection with the performance of their duties and roles as directors, and all reasonable fees and costs of any such legal counsel shall be paid in full by the Company when due.

ARTICLE III
THE MERGER

Section 3.1 The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the VSCA, Merger Sub shall be merged with and into the Company at the Effective Time.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 3.2 Closing.  Upon the terms and subject to satisfaction or waiver of the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Greenberg Traurig, LLP, MetLife Building, 200 Park Avenue, New York, New York, at 10:00 a.m., New York City time, no later than the second Business Day following the satisfaction of the conditions set forth in Article VIII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions, which by their terms, are not capable of being satisfied until the Closing but subject to the satisfaction thereof at Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree.  The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 3.3 Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by duly filing with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) articles of merger (the “Articles of Merger”) setting forth the plan of merger contained herein and otherwise meeting the requirements of Section 13.1-720 of the VSCA and, as soon as practicable on or after the Closing Date, shall make all other filings required under the VSCA or by the SCC in connection with the Merger.  The Merger shall become effective upon such filing or at such time thereafter as shall be agreed upon by the Parties in writing and set forth in the Articles of Merger (the “Effective Time”).

Section 3.4 Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the VSCA.  Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 3.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall, subject to Section 7.12 hereof, be amended and restated in its entirety to read identically to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, provided, however, that at the Effective Time the articles of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Sutron Corporation,” and as so amended such amended and restated articles of incorporation shall become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the VSCA and such articles of incorporation.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, except that the bylaws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to “Sutron Corporation,” and as so amended such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the VSCA, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 3.6 Directors and Officers.

(a) The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)  The parties hereto shall take all actions necessary so that the officers of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE IV
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 4.1 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective equityholders, the following shall occur:

(a) Conversion Generally.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 4.1(b)) shall be converted, subject to Section 4.1(d), into the right to receive an amount in cash equal to the Offer Price, payable to the holder thereof, without interest (the “Merger Consideration”).  At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right to receive the Merger Consideration therefor.

(b) Cancellation of Certain Shares.  Each share of Company Common Stock held by Parent or Merger Sub or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Change in Shares.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring or with a record date on or after the date hereof and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 4.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 4.2 Exchange of Certificates.

(a) Paying Agent.  At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article IV, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger (such cash, the “Exchange Fund”) pursuant to Section 4.1 in exchange for outstanding shares of Company Common Stock.  The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 4.1 out of the Exchange Fund.  The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available).  Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 4.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent.  The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates,” it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 4.1 (i) a letter of transmittal in customary form and with such other provisions as Parent may reasonably determine (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates.  In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(c) Further Rights in Company Common Stock.  All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

(e) No Liability.  None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without any interest thereon.

(g) No Further Dividends.  No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

Section 4.3 Appraisal Rights.  No appraisal rights are available to the holders of Company Common Stock in connection with the Merger.

Section 4.4 Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article IV) and thereafter there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time on the records of the Company.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law.

Section 4.5 Company Options and Company Restricted Stock.

(a) Waivers.  Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from holders of Company Options and Company Restricted Stock Units and take all such other action, in all cases, without incurring any liabilities in connection therewith, as Parent may deem to be necessary or reasonably required to give effect to the transactions contemplated by this Section 4.5.  As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 4.5.

(b) Company Options.  Subject to Section 4.6, at the Effective Time, each Company Option, whether vested or unvested, shall be canceled, with the holder of such Company Option becoming entitled to receive, as soon as practicable following the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess, if any, of the per share Merger Consideration over the exercise price per share of Company Common Stock of such Company Option multiplied by, (i) if the Company Option vests solely upon the continued employment of the holder, the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, (ii) if the Company Option vests, in whole or in part, upon any criteria other than solely by the continued employment of the holder, the total number of shares of Company Common Stock subject to such Company Option that would vest if the target level of performance had been achieved, or (iii) if the Company Option is fully vested before the Effective Time, or becomes fully-vested at the Effective Time, the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time.  If the exercise price per share of Company Common Stock of any Company Stock Option is equal to or greater than the per share Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.  Promptly following the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Parent shall pay to each holder of a Company Stock Option, a check in an amount due and payable to such holder pursuant to this Section 4.5(b) in respect of such Company Stock Option.

(c) Company Restricted Stock Units.  Subject to Section 4.6, at the Effective Time, each Company Restricted Stock Unit, whether vested or unvested, shall be canceled, with the holder of such Company Restricted Stock Unit becoming entitled to receive, as soon as practicable following the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the per share Merger Consideration multiplied by, (i) if the Company Restricted Stock Unit would otherwise vest solely upon the continued employment of the holder, the number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time, (ii) if the Company Restricted Stock Unit would otherwise vest, in whole or in part, upon any criteria other than solely by the continued employment of the holder, the number of shares of Company Common Stock subject to such Company Restricted Stock Unit that would vest if the target level of performance had been achieved, or (iii) if the Company Restricted Stock Unit is fully vested before the Effective Time but has not been settled in shares of Company Common Stock, or becomes fully-vested at the Effective Time, the number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time.  Promptly following the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Parent shall pay to each holder of a Company Restricted Stock Unit, a check in an amount due and payable to such holder pursuant to this Section 4.5(c) in respect of such Company Restricted Stock Unit.

(d) Company Restricted Stock.  Subject to Section 4.6, each share of Company Restricted Stock shall be fully vested immediately prior to the Effective Time and each holder thereof shall be entitled to receive the consideration specified in Section 4.1.

(e) Rights Following Closing.  At the Effective Time, all Company Stock Options, Company Restricted Stock Units and Company Restricted Stock, whether or not vested, shall no longer be outstanding and shall automatically cease to exist, without any action on the part of any parties, and each holder of a Company Stock Option, Company Restricted Stock Unit and Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Sections 4.5(b), (c) and (d), respectively.

Section 4.6 Withholding.  Parent, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article V, except (i) as disclosed in any report, schedule, form or statement filed with the SEC by the Company after July 1, 2014 and prior to the date hereof, other than any disclosures contained under the captions “Risk Factors” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but it being understood that this clause (i) shall not be applicable to Section 5.1, (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Corporate Authority; Approval and Opinion of Financial Advisor), Section 5.8 (Absence of Certain Changes or Events), Section 5.23 (Takeover Provisions) and Section 5.24 (Brokers), or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Virginia.  Each Subsidiary of the Company (each, a “Company Subsidiary”) is duly organized, is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing, does not constitute a Company Material Adverse Effect.  Section 5.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Company Subsidiaries, the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or Persons in each Company Subsidiary.  Each of the Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, does not constitute a Company Material Adverse Effect.  The Company and each Company Subsidiary is duly qualified or licensed to do business and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, do not a Company Material Adverse Effect.  The Company has delivered to Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect.  As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Laws or similar state, federal or non-United States Law, become insolvent or become subject to conservatorship or receivership.

Section 5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 12,000,000 shares of Company Common Stock, par value $0.01 per share, and no shares of preferred stock (“Company Preferred Stock”).  As of May 31, 2015, there were (i) 5,084,134 shares of Company Common Stock issued and outstanding, (ii) 303,726 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (iii) 18,000 shares of Company Common Stock subject to unvested Company Restricted Stock Units, (iv) 13,500 shares of Company Common Stock subject to vested but uncertificated Company Restricted Stock Units, (v) no shares of Company Restricted Stock issued and outstanding, (vi) no shares of Company Common Stock owned by any Company Subsidiary and (vii) no shares of Company Preferred Stock issued and outstanding.  All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  All shares of Company Common Stock issuable upon exercise or settlement of Company Options and Company Restricted Stock Units have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Stock Plan, will be duly authorized, validly issued and fully paid and nonassessable.

(b) Except as set forth in Section 5.2(a) or on Section 5.2(b) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell any Equity Interests in the Company.  Section 5.2(b) of the Company Disclosure Schedule contains a complete and correct list of (i) the exercise prices and vesting schedules for outstanding Company Options and (ii) vesting schedules for outstanding Company Restricted Stock Units and shares of Company Restricted Stock.  Except as set forth in Section 5.2(a), there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of, or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company.  Except as set forth in Section 5.2(b) of the Company Disclosure Schedule, since May 31, 2015, the Company has not issued any Equity Interests in the Company, except for issuances pursuant to exercise or settlement of Company Options and Company Restricted Stock Units in each case outstanding as of the close of business on May 31, 2015, and only in accordance with the terms of such Company Options and Company Restricted Stock Units as in effect on such date.  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Stockholders may vote.

(c) Except as set forth on Section 5.2(c) of the Company Disclosure Schedule, each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens.  Except as set forth in Section 5.2(c) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(d) Section 5.2(d) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) (collectively, the “Investments”).  All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens.  Except for the capital stock and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any Equity Interest in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.  The Company does not own, directly or indirectly, any voting interest in any Person that requires any additional filing by Parent under any Antitrust Law. Neither the Company nor any of the Company Subsidiaries has entered into any Contract, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such Contract entered into in the ordinary course of business consistent with past practice with respect to wholly owned Subsidiaries of the Company.

(e) There are no stockholder agreements, voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any Equity Interests of the Company or any Company Subsidiary or preemptive rights with respect thereto.

Section 5.3 Corporate Authority; Approval and Opinion of Financial Advisor.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary Company Stockholder Approval, to perform its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the filing of appropriate merger documents as required by the VSCA and any necessary Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The affirmative vote of holders of 66 2/3 percent of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), is the only vote, if any, of the holders of any class or series of the Company’s Equity Interests necessary to adopt and approve this Agreement and the Merger.

(c) On or prior to the date of this Agreement, the Company Board has received from Janney Montgomery Scott LLC (the “Company Financial Advisor”) its written opinion to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the $8.50 in cash per share to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified.  The Company has furnished a complete and correct copy of such opinion to Parent.

(d) On or prior to the date of this Agreement, the Company Board (i) has unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to, and in the best interest of, the Company and the Company Stockholders, (ii) has unanimously authorized, adopted and approved this Agreement and the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, on the terms and subject to the conditions set forth herein and in accordance with the VSCA, (iii) has unanimously resolved to recommend that the Company Stockholders accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the VSCA, vote in favor of the adoption and approval of this Agreement, which recommendation constitutes an irrevocable recommendation of the Company Board solely for purposes of any Takeover Provisions, and (iv) unanimously resolved to direct the submission of this Agreement to a vote at the Company Stockholders’ Meeting for adoption and approval.  None of the actions by the Company Board set forth in this Section 5.3(d), subject to Section 7.5(d), has been subsequently withdrawn or modified in a manner adverse to Parent.

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, (i) assuming the Company Stockholder Approval is obtained or not required, conflict with or violate any provision of the Company Articles of Incorporation or the Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth on Section 5.4(a) of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that  do not constitute a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act or the rules and regulations of the Nasdaq, (ii) for the filing of the Articles of Merger as required by the VSCA, (iii) as provided in Section 5.4(b) of the Company Disclosure Schedule, or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, does not constitute a Company Material Adverse Effect.

Section 5.5 Compliance with Laws; Permits.  (a) Each of the businesses of the Company or any Company Subsidiary is, and since January 1, 2012, has been, conducted in compliance in all material respects with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, (b) the Company is in compliance in all material respects with the applicable listing, corporate governance and other rules and regulations of the Nasdaq, (c) each of the Company and each Company Subsidiary, and any Person acting on their behalf, holds all material Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (d) the Company and each Company Subsidiary is in compliance in all material respects with the terms of such Permits and such Permits are in full force and effect, (e) no such Permit shall cease to be effective as a result of the transactions contemplated by this Agreement, including the Offer and the Merger, (f) neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2012 from any Governmental Entity or employee, licensee, licensor, vendor or supplier of the Company or any of its Subsidiaries that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any liability under, any material Permit, Law or Order or relating to the revocation or modification of any material Permit, and (g) neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the properties, assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

Section 5.6 SEC Filings; Financial Statements.

(a) Company SEC Filings.  The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2012 (collectively, the “Company SEC Filings”).  Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, occurring since January 1, 2012 and prior to the date hereof.  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the consolidated Company Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, would not be material).  The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Yount, Hyde & Barbour, P.C. has not resigned or been dismissed as independent public accountants of the Company and the consolidated Company Subsidiaries as a result of or in connection with any disagreements with the Company or any Company Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Internal Controls.

(i) The Company and the Company Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act).  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s and the consolidated Company Subsidiaries’ financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP.  Since January 1, 2012, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s and the consolidated Company Subsidiaries’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or the Company Subsidiaries’ internal controls, and the Company has provided to Parent copies of any material written materials relating to each of the foregoing.  The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee of the Company Board since January 1, 2012.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including the consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(iii) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or any director of the Company or any Company Subsidiary.  There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

Section 5.7 No Undisclosed Liabilities.  None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (a) that were incurred after December 31, 2014 in the ordinary course of business consistent with past practice, (b) that were set forth on the Company’s consolidated balance sheet for the year ended December 31, 2014 included in the Company Financial Statements in the Company SEC filings prior to the date hereof or (c) that do not constitute a Company Material Adverse Effect.

Section 5.8 Absence of Certain Changes or Events.  Since December 31, 2014, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 7.1(a) hereof.

Section 5.9 [INTENTIONALLY OMITTED].

Section 5.10 Company Plans; Employees and Employment Practices.

(a) Section 5.10(a) of the Company Disclosure Schedule sets forth a complete and correct list of all employment or consulting agreements, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all other medical, dental, life insurance, equity (including the Company Stock Plans), bonus or other cash or equity-related incentive compensation, disability, salary continuation, severance, retention, change in control, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other material plans, agreements, policies, trust funds or arrangements (whether written or unwritten) (i) established, maintained, sponsored or contributed to by the Company or any Company Subsidiary maintained within the United States or (ii) with respect to which the Company, any Company Subsidiary or any Person that, at any relevant time, could be treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) has any liability or potential liability (each, a “Company Plan,” and, collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent (as applicable): (i) copies of all documents setting forth the terms thereof, including all amendments thereto, (ii) all related trust documents, (iii) the five (5) most recent annual reports (Form Series 5500) and all applicable schedules and attachments, (iv) the actuarial reports for the five (5) most recent plan years, if applicable, (v) the most recent summary plan description, (vi) compliance and nondiscrimination testing reports for the five (5) most recent plan years, (vii) the most recent United States Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, and (viii) all material correspondence with a Governmental Entity.

(c) None of the Company Plans is, nor has the Company, any Company Subsidiary or any ERISA Affiliate ever sponsored, maintained or contributed to: (i) any defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA or the funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), (iii) any multiple employer plan (within the meaning of Section 413(c) of Code or Section 210 of ERISA), (iv) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (v) any employee benefit plan, program, agreement or arrangement that provides for post-employment or post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code or similar Law for which the covered individual pays the full cost of coverage).

(d) Each Company Plan intended to qualify under Section 401(a) of the Code is so qualified and has received a determination letter from the IRS (or operates under a prototype or volume submitter plan document which has been pre-approved by the IRS and for which a current IRS opinion letter has been issued) upon which the Company Plan may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to formal plan qualification requirements, and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any material penalty or Tax liability.

(e) Each Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.  With respect to each Company Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with any Company Plan, (iii) no Action (including any administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Entity) with respect to a Company Plan (other than routine claims for benefits) is pending, in progress or, to the Knowledge of the Company, threatened, and the Company has no Knowledge of any circumstances that could give rise to any such Action, (iv) no Company Plan is maintained outside the United States, (v) no Company Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002), and (vi) no event has occurred and no condition exists that would subject the Company or any Company Subsidiary, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, encumbrance, penalty or other liability imposed by ERISA, the Code or other applicable Laws.  Each deferred compensation arrangement subject to the provisions of Section 409A of the Code and with respect to which the Company or any Company Subsidiary is a “service recipient” (within the meaning of Section 409A of the Code) is in compliance with the applicable provisions of Section 409A of the Code, and neither the Company nor any Company Subsidiary has been required to report any taxes due as a result of a failure to comply with Section 409A of the Code.

(f) With respect to each Company Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Company Plan, ERISA and the Code, and all contributions or payments for any period ending on or before the Effective Time that are not yet due have been made, paid or properly accrued.  No Company Plan has any unfunded liabilities.

(g) Except as provided in Section 4.5 hereof and as set forth on Section 5.10(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) alone, or in combination with any other event including a termination of any employee, officer, director, manager, equityholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Company Plan, require funding of any benefit or otherwise, including any liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or (except as provided for under the terms of the Company Plan) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, manager, equityholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries.  No amount or benefit that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement under any Company Plan or otherwise will not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  The Company has provided the following to Parent:  (i) the maximum amount that could be paid to each “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G–1) in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Plans currently in effect, assuming that the individual’s employment with the Company or the Company Subsidiaries is terminated immediately following either the Acceptance Time and/or the Effective Time, (ii) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual, and (iii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual as of the date of this Agreement.  Neither the Company nor any Company Subsidiary has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(h) None of the Company, any Company Subsidiary, or any director or senior executive officer of the Company or any Company Subsidiary and, to the Knowledge of the Company, no other officer, manager, employee, equityholder or other service provider of the Company or any Company Subsidiary has made any promises or commitments, whether legally binding or not, to create any additional Company Plan, or to modify or change in any material way any existing Company Plan.  Each Company Plan may be amended or terminated in accordance with its terms without liability (other than for accrued benefits) to the Company.

(i)  (i) Each Company Option has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant of such Company Option, (ii) no Company Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Company Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP.  Section 5.10(i) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of: (A) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued to date under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding Company Options and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, and (B) all holders of outstanding Company Options, Company Restricted Stock Units or other equity awards, indicating with respect to each Company Option, Company Restricted Stock Units or other award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option, Company Restricted Stock Unit or other award, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), as applicable.

(j) Neither the Company nor any Company Subsidiary has unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.  Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date of this Agreement (if and to the extent that Section 409A of the Code applies).

Section 5.11 Labor and Employment Matters.  Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other relationship with any labor union or similar representative of employees.  Except as disclosed in Section 5.11 of the Company Disclosure Schedule: (a) there is no ongoing, or, to the Knowledge of the Company, threatened, strike, slowdown, picketing, work stoppage, or other material labor dispute, and no such dispute has occurred in the immediately preceding three (3) years; (b) there are no union organization or decertification activities pending or, to the Knowledge of the Company, threatened, and no such activities have taken place in the immediately preceding three (3) years; and (c) to the Knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the United States National Labor Relations Act, as amended.  Section 5.11 of the Company Disclosure Schedule contains a complete and correct list, by date and work site, of employees laid off or terminated by the Company or any Company Subsidiary in the ninety (90) day period prior to the date of this Agreement.  To the Knowledge of the Company, the Company and each Company Subsidiary is, and since January 1, 2012 has been, in compliance in all material respects with all labor, employment, employment classification, and workplace-related Laws.  There have been no claims of harassment, discrimination, retaliatory act or other employment-related Actions brought in an administrative or judicial context against the Company, any Company subsidiary (or any employee, officer, director or manager of the Company or any Company Subsidiary in their capacities as such) at any time during the immediately preceding three (3) years and, to the Knowledge of the Company, no facts exist that would reasonably be expected to give rise to such Actions.  The Company has an affirmative action plan, a copy of which has been provided to Parent prior to the date hereof.  There are no pending or, to the Knowledge of the Company, threatened material Actions against the Company or any Company Subsidiary by any current or former director, manager, officer, employee or contractor relating to employment matters at the Company or any Company Subsidiary.  To the Knowledge of the Company, all persons who are or were performing services for the Company or any Company Subsidiary within the past five (5) years and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of Law to be so classified.

Section 5.12 Contracts; Indebtedness.

(a) Except as disclosed in Section 5.10, Section 5.12(a), Section 5.13, or Section 5.19(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by, or otherwise has any liability or responsibility under, any Contract that:

(i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) would prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated hereby or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(iii) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iv) relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to indebtedness for borrowed money or deferred payment (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $200,000;

(v) prohibits the payment of dividends or distributions in respect of any Equity Interest of the Company or any of the Company Subsidiaries, prohibits the pledging of any Equity Interest of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(vi) requires or is reasonably likely to require either (A) annual payments from Third Parties to the Company and the Company Subsidiaries of at least $200,000 in the aggregate or (B) annual payments from the Company and Company Subsidiaries to Third Parties of at least $200,000 in the aggregate;

(vii) relates to any acquisition by the Company or any of the Company Subsidiaries pursuant to which the Company or any of the Company Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $200,000;

(viii) involves any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company or any of their Affiliates (other than the Company or any Company Subsidiary) or immediate family members;

(ix) involves any employees or consultants of the Company or any Company Subsidiary (other than executive officers (as such term is defined in the Exchange Act)) and creates severance, stock, stock option, severance or any similar obligations for the Company or any Company Subsidiary, or requires payment of total annual compensation in excess of $100,000;

(x) contains any covenant that (A) limits the ability of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent, the Surviving Corporation, or their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (B) would reasonably be expected to require the disposition of any material assets or line of business of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent, the Surviving Corporation, or their respective Subsidiaries), or (C) prohibits or limits the right of the Company or any of the Company Subsidiaries to research, develop, manufacture, supply, test, distribute, market, promote, license, offer for sale, sell, import or otherwise commercialize any Products or services or use, transfer, license, distribute, maintain or enforce any of their respective Intellectual Property rights (including any settlement or coexistence agreements);

(xi) (A) provides for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted in any way with respect to the research, development, manufacturing, supply, testing, distribution, marketing, promotion, licensing, offering for sale, sale or importation or other commercialization of any Product or service of the Company, or (B) after the Effective Time would restrict Parent or any of its Subsidiaries in any material respect with respect to any Product or service;

(xii) requires indemnification, future payments or expenditures by or on behalf of the Company and relating to cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

(xiii) is a material Contract and contains “change of control”, restrictions on assignment or similar provisions;

(xiv) contains a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates, or which contains any “non-solicitation”, “no-hire” or similar provision;

(xv) is a Contract that is material to the business of the Company or any Company Subsidiary relating to the licensing of or covenanting not to sue with respect to any Intellectual Property by the Company or any Company Subsidiary to any Person or by any Person to the Company or any Company Subsidiary, and all other Contracts that are material to the business of the Company or any Company Subsidiary relating to or affecting the Company’s or any of the Company Subsidiaries’ ability to own, use, transfer, license, disclose or enforce any Intellectual Property (including all co-existence agreements, joint development agreements, research and development agreement, Software escrow agreements, agreements relating to Source Code and excluding agreements for the license of Off-the-Shelf Software);

(xvi) provides for indemnification by the Company or any of the Company Subsidiaries of any Person, except for any such Contract that is (A) not material to the Company or any of the Company Subsidiaries and (B) entered into in the ordinary course of business consistent with past practice;

(xvii) contains a put, call, agreement or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $50,000;

(xviii) is a collective bargaining agreement;

(xix) is a settlement, conciliation or similar agreement with any Governmental Entity or which would require the Company or any Company Subsidiary to pay consideration of more than $200,000 after the date of this Agreement;

(xx) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate, commodity price, equity value or foreign currency protection contract;

(xxi) contains any covenant granting “most favored nation” status that, following the consummation of the Offer and/or the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates; or

(xxii) is a material Contract for the development, manufacturing, supply, distribution, marketing, or other development or commercial activities by the Company or any Company Subsidiary related to any Product or service.

Each Contract of the type described in this Section 5.12(a) or set forth on Section 5.10, Section 5.13 or Section 5.19(a) of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.”

(b) Except as set forth on Section 5.12(b) of the Company Disclosure Schedule, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights (the “Bankruptcy Exception”), (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy Exception, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is or is alleged to be in material breach or violation of, or default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any claim of default under any Company Material Contract, (v) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both), and (vi) the Company has not received any notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof or substitute performance thereunder.  Complete and correct copies of all Company Material Contracts have been either publicly filed with the SEC or made available to Parent by the Company.

Section 5.12(c) of the Company Disclosure Schedule sets forth (i) a list of any agreement, instrument or other obligation pursuant to which any indebtedness for borrowed money of the Company or any Company Subsidiary is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of any agreements that relate to guarantees by the Company or any Company Subsidiary of indebtedness of any other Person.

Section 5.13 Government Contracts.

(a) Section 5.13(a)(1) of the Company Disclosure Schedule sets forth a current, complete and accurate list of all Government Contracts to which the Company or any of its Subsidiaries is party or pursuant to which the Company or any of its Subsidiaries has obligations, including contract number and contract value for the base years and separate value of all option years.  Other than as set forth on Section 5.13(a)(2) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has, in connection with a Government Contract or Government Bid, (i) bid on or been awarded any “small business set aside contract”, any other “set aside contract” or other order or contract requiring small business or other preferred bidder status nor claimed or asserted any small business or other preferred bidder status; (ii) sold or agreed to sell to a Governmental Entity any product or service pursuant to an agreement or understanding that required the accumulation, allocating or reporting of costs; (iii) had or was required to have any security clearance or access to classified information; (iv) been audited by a Governmental Entity; (v) been subject to any Most Favored Customer pricing, tracking customer requirement or other pricing guarantee; (vi) had a written assessment of or determination regarding any actual or potential Conflict of Interest (“COI”) or had any COI mitigation plan or analysis submitted to, issued by or approved by any Governmental Entity or prime contractor; or (vii) engaged a distributor, reseller, sales representative, consultant, agent or lobbyist.

(b) Section 5.13(b) of the Company Disclosure Schedule attached hereto sets forth a current, accurate and complete list of every Government Bid for which (x) no Governmental Entity, prime contractor or higher-tier subcontractor has issued any Government Contract award notice, (y) to the knowledge of the Company, the Company has not been excluded from the competitive range or (z) the Company or any of its Subsidiaries has not otherwise received notice that the Government Bid was unsuccessful.

(c) With respect to each Government Contract and Government Bid and other than as set forth on Section 5.13(c) of the Company Disclosure Schedule: (i) there are no applicable overhead ceilings; (ii) there are no assignment of revenues or anticipated revenues, or any performance bond, guarantee or surety arrangements either in effect or required to be in effect; (iii) all pricing discounts have been properly reported to and credited to the customer; (iv) with the exception of notice of or knowledge that certain contract options will not be exercised, neither the Company nor its Subsidiaries has received any written (or, to the knowledge of the Company, any other) notice that the Governmental Entity, prime contractor, higher-tier subcontractor may stop or materially decrease purchasing, or materially alter the terms on which it purchases, products or services from the Company (whether as a result of the transactions contemplated hereby or otherwise); (v) the Company and each of its Subsidiaries fully expects and intends to fully perform all obligations under (and the Company and its Subsidiaries has or will obtain all Governmental Entity authorizations and all third-party certifications and approvals necessary and required in order to perform) each Government Contract it presently has or which may be awarded to the Company or it is Subsidiaries; (vi) none of the Company, its Subsidiaries or any of their respective directors, officers, or employees have had access to confidential or non-public information to which, to the knowledge of the Company, they are or were not lawfully entitled; and (vii) none of the Company, its Subsidiaries or any of their respective senior management employees has violated any applicable Law or administrative or contractual restriction associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Entity (regardless of the branch of government).

(d) (i) the Company and its Subsidiaries have complied with all material terms and conditions of such Government Contracts, and (ii) neither the U.S. government nor any prime contractor, subcontractor or other Person has provided written (or, to the knowledge of the Company, any other) notice to the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries have materially breached or violated any Law, certification, representation, clause or provision of any Government Contract or Government Bid or provided to the Company or any of its Subsidiaries with notice of any material cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Entity.

(e) (i) all invoices and claims for payment, reimbursement or adjustment submitted by the Company and its Subsidiaries since January 1, 2010 were current, accurate and complete in all material respects as of their respective submission dates, and (ii) all adjustments, discounts, rebates and reimbursements required under a Government Contract or requested by a Governmental Entity have been promptly credited and accounted for in the Company’s financial records.

(f) Except any terminations for convenience, no notice of termination for any reason and no cure notice, show cause notice or other indication of termination is currently, or since January 1, 2012 has been, in effect pertaining to any such Government Contract.

(g) To the knowledge of the Company, there exist no outstanding material claims or disputes with the Company or any of its Subsidiaries, either by the U.S. government or by any prime contractor, subcontractor, vendor or other third party, nor has the Company or its Subsidiaries asserted or received in writing any requests for equitable adjustments, claims or other assertions of a dispute that have not already been fully resolved and accounted for in the Company’s financial records, arising under or relating to any Government Contract or Government Bid.

(h) None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective officers, directors, principals, senior management or employees has been debarred, suspended or excluded from participation in the award of any Government Contract for any reason listed on the “List of Parties Excluded from Federal Procurement and Nonprocurement Programs” or has any debarment, suspension or exclusion proceeding or, to the knowledge of the Company, any debarment, suspension or exclusion investigation or audit, been threatened or initiated against the Company or any of its Subsidiaries or to the knowledge of the Company, any of their respective officers, senior management, or employees.

(i) To the knowledge of the Company, none of the Company, any of its Subsidiaries nor any of their officers, senior management, or employees is (or since January 1, 2012 has been) under or subject to any administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding, mediation, arbitration or other proceeding involving or related to the Company, any of its Subsidiaries or any of their respective officers or employees with respect to an alleged or potential violation of a contract requirement or Law pertaining to any Government Contract or Government Bid.

(j) Except as set forth on Section 5.13(j) of the Company Disclosure Schedule, since January 1, 2012, neither the Company nor any of its Subsidiaries nor their officers, directors nor principals has conducted or initiated any internal investigation, or made a voluntary or mandatory disclosure to any Governmental Entity, or other prime contractor or higher-tier subcontractor or received written (or to the knowledge of the Company, oral) notice and there have not been any allegations of, or fraud, any disclosures of credible evidence with respect to any alleged or possible mis-charging, mis-pricing, improper billing or invoicing, failure to perform in accordance with contractual obligations, false or reckless claims or fraud, unremitted material overpayments, or other irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(k) The Company and each of its Subsidiaries maintain systems of internal controls that are in material compliance with all relevant and applicable requirements of the Company’s and its Subsidiaries’ Government Contracts.

(l) All representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Entity, prime contractor or higher-tier subcontractor in connection with any Government Contract (or change or modification thereto) since January 1, 2012 were, to the knowledge of the Company, current, accurate and complete in all material respects as of their respective effective dates.

(m) To the Knowledge of the Company, each Government Contract has been lawfully issued in the name of the Company or one of its Subsidiaries as appropriate.  The Company has no information indicating that any Government Contract has not been lawfully issued.  Each Government Contract has been lawfully assigned or novated in the name of the Company or one of its Subsidiaries as appropriate.

Section 5.14 Litigation.  Except as set forth on Section 5.14 of the Company Disclosure Schedule, there is no legal, administrative, arbitral or other suit, claim, charge, complaint, action, inquiry, grievance, mediation, proceeding, audit or, to the Knowledge of the Company, investigation of any nature (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any of their respective assets or properties that in any case would be material to the Company and the Company’s Subsidiaries taken as a whole. None of the Company or any of the Company Subsidiaries, or any of their respective assets or properties, is subject to or bound by any outstanding material Order.  No product liability claims have been asserted in writing against the Company or any Company Subsidiary or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to any of the Products of the Company or any Company Subsidiary.  There is no material Order outstanding against the Company or any Company Subsidiary relating to any of the Company’s Products, in each case, relating to product liability claims or assessments.

Section 5.15 Environmental Matters.

(a) (i) The Company and each Company Subsidiary is and for the last three (3) years has been in compliance in all material respects with Environmental Laws, which compliance has included obtaining and complying at all times with all Permits required under Environmental Laws, (ii) neither the Company nor any Company Subsidiary has treated, stored, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, Released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility which is or has been contaminated by any Hazardous Materials that may give rise to any current or future material liabilities, (iii) neither the Company nor any Company Subsidiary has received any notice regarding any actual or alleged material violation of, or any material liability under, Environmental Laws relating to them, any of their current or past facilities, or their business, (iv) neither the Company nor any Company Subsidiary has any material liability with respect to the presence or alleged presence of asbestos, silica or other Hazardous Materials in any product or item or at or upon any property or facility, (v) neither the Company nor any Company Subsidiary has assumed, provided an indemnity with respect to, or otherwise become subject to, material liabilities of any other Person relating to Hazardous Materials or Environmental Laws, (vi) there are no suits, actions, claims, proceedings, investigations, request for information pending or threatened against the Company or any Company Subsidiary related to Hazardous Materials or Environmental Laws and (vii) no capital expenditures are necessary for the Company and the Company Subsidiaries to continue to operate its or their businesses in compliance with Environmental Law.

(b) The Company and each Company Subsidiary have provided to Parent all material environmental reports, assessments, and audits materially bearing on any environmental, health or safety liabilities, in each case relating to its or its Affiliates’ or predecessors’ past or current operations that are in the actual possession of the Company or any Company Subsidiary.

Section 5.16 Intellectual Property.

(a) Section 5.16(a) of the Company Disclosure Schedule sets forth a complete and correct list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, and material unregistered trademarks and service marks, (iii) copyright registrations and applications for registration thereof, and material unregistered copyrights, (iv) internet domain name registrations and (v) material computer Software, in each case, that are owned or filed in the name of the Company or any Company Subsidiary, including a designation of all current owners and status thereof, all jurisdictions in which such Intellectual Property has been or is registered or filed, and the applicable registration application or serial numbers or similar identifier.

(b) Except as set forth on Section 5.16(b) of the Company Disclosure Schedule or as would not be material to the Company and the Company Subsidiaries taken as a whole, (i) the Company or one of the Company Subsidiaries exclusively owns and possesses, free and clear of Liens, all right title and interest in and to all of the Intellectual Property set forth on Section 5.16(a) of the Company Disclosure Schedule and (ii) exclusively owns and possesses, free and clear of Liens, all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license agreement set forth on Section 5.12(a)(xv) of the Company Disclosure Schedule (or under a license for Off-the-Shelf Software), all other Intellectual Property necessary for, held for use in, or used to conduct, the business of the Company and the Company Subsidiaries as it is currently conducted and as currently intended to be conducted ((i) and (ii) collectively, the “Company Intellectual Property”). The Company Intellectual Property (w) is subsisting, in full force and effect, and valid and enforceable, (x) has not expired, been cancelled or abandoned, (y) except for any material unregistered trademarks and service marks and any material unregistered copyrights, has been properly filed with the relevant Governmental Entity all necessary documents, recordations and certificates for the purposes of registering, prosecuting, maintaining, renewing or perfecting such Company Intellectual Property, including recordation of all assignment documents vesting title to such Company Intellectual Property in the Company or Company Subsidiary, as applicable, and (z) except for any material unregistered trademarks and service marks and any material unregistered copyrights, all registration, maintenance and renewal fees necessary to preserve the rights of the Company and the Company Subsidiaries therein and thereto have been paid in a timely manner.  Except as set forth on Section 5.16(b) of the Company Disclosure Schedule, there are no actions that must be taken by the Company within 180 days after the date of this Agreement for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property. To the Knowledge of the Company, there is no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Intellectual Property invalid or unenforceable, or would materially affect any pending application for any Company Intellectual Property. The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise adversely affect the validity or enforceability of any Company Intellectual Property.  To the Knowledge of the Company, the Company has not engaged in any action or any omission, has not conducted its business, and has not used or enforced or failed to use or enforce the Company Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any Company Intellectual Property, and the Company has not taken (or failed to take) any action that would reasonably be expected to result in the forfeiture or relinquishment of any Company Intellectual Property.

(c) To the Knowledge of the Company, except as set forth on Section 5.16(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, and the conduct of the Company’s and the Company Subsidiaries’ business does not and will not interfere with, infringe upon, misappropriate or otherwise conflict with, any Intellectual Property rights of any other Person.  Except as set forth on Section 5.16(c) of the Company Disclosure Schedule, since January 1, 2012, neither the Company nor any Company Subsidiary has been or is a party to any Action, or has received any written charge, complaint, claim, demand, communication, or other notice alleging any interference, infringement, misappropriation, or violation with respect to any Intellectual Property of any other Person (including any written notice or demand that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property rights of any other Person), and no such Action is pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is aware of any basis for any such Action.  Except as set forth on Section 5.16(c) of the Company Disclosure Schedule, since January 1, 2012, neither the Company nor any Company Subsidiary has been or is a party to any Action, or has received any written notice or other written communication, challenging the ownership, inventorship, use, validity, registrability, patentability or enforceability of any Company Intellectual Property, and no such Action is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is aware of any basis for such a challenge.  Except as set forth on Section 5.16(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise conflicted with any Company Intellectual Property and no Action or other communication or notice with respect to such Company Intellectual Property has been brought or made by the Company or any Company Subsidiary against any Person. None of the Company Intellectual Property is subject to any outstanding Order restricting or otherwise limiting the use, validity, enforceability, disposition or exploitation thereof or any right, title or interest of the Company or any Company Subsidiary with respect thereto.

(d) The transactions contemplated by this Agreement shall not impair any right, title or interest of the Company or any Company Subsidiary in or to any Company Intellectual Property, and all Company Intellectual Property shall be owned or available for use by the Company or any Company Subsidiary immediately after the Acceptance Time and the Effective Time on terms and conditions identical to those under which the Company or such Company Subsidiary owned or used such Company Intellectual Property immediately prior to the Acceptance Time and the Effective Time without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Company or any the Company Subsidiaries would otherwise be required to pay.

(e) The Company and the Company Subsidiaries have taken all actions reasonably necessary and all actions common in the industry to maintain and protect all of the Company Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information.  The Company has implemented and maintained, consistent with customary industry practices and its obligations to third parties, security and other measures adequate to protect computers, networks, software and systems used by the Company to store, process or transmit Company Intellectual Property, from loss, theft, unauthorized access, use, disclosure, or modification.

(f) The Company and the Company Subsidiaries (i) are not in violation of any Laws relating to the rights of any Person with respect to Personal Information, including the Laws relating to the collection, storage, use, security and transfer of Personal Information, and (ii) are, to the Knowledge of the Company, in compliance with all applicable industry standards related to the same.  Since July 1, 2009, the Company and the Company Subsidiaries have contractually obligated and have used commercially reasonable efforts to enforce a requirement that each third party service provider they engage to service, host or manage Personal Information to (A) take reasonable steps to protect and secure from unauthorized disclosure Personal Information acquired from or with respect to the Company or the Company Subsidiaries, (B) restrict use of Personal Information acquired from or with respect to the Company or the Company Subsidiaries to those authorized or required under such arrangement, (C) prohibit their third party service providers from further outsourcing services or transferring the Company’s, or the Company Subsidiaries’, data outside of the United States without the prior written consent of the Company or the applicable Company Subsidiary, and (D) afford to the Company and the Company Subsidiaries or their respective representatives access to the places of business and systems of such provider to audit compliance with such contractual obligations.

(g) Each Person (including current and former employees, contractors and consultants of the Company or any of the Company Subsidiaries) who has made any creation, invention, modification, development, improvement or enhancement of any services, Product or Company Intellectual Property has entered into an agreement pursuant to which such Person agrees to protect and not disclose the confidential information of the Company and the Company Subsidiaries and assigns to the Company or a Company Subsidiary, as applicable, all Intellectual Property creatively invented, modified, developed, improved or enhanced by such Person in the course of his, her or its employment or other engagement with the Company or such Company Subsidiary, as applicable, without further consideration or any restrictions or obligations or other limitations (including on the use, ownership, disposition or exploitation of any such Intellectual Property), and such agreements are valid, enforceable and effective as of such Person’s first date of employment or service.

(h) Except as set forth on Section 5.16(h) of the Company Disclosure Schedule, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, used by the Company and the Company Subsidiaries in the conduct of their respective businesses are sufficient for the immediate and anticipated future needs of the businesses of the Company and the Company Subsidiaries in all material respects.

(i) The Company has conducted an audit of all software of the types it distributes to its customers in any form (i.e., as firmware, on distributed media, via downloads, or as software as a service) using the Protecode software and has provided a complete and accurate copy of the results of the audit to Parent.  Section 5.16(i) of the Company Disclosure Schedule sets forth a complete and correct list and description of (i) all Open Source Software that is embodied in or used in a Product or is otherwise a Third Party Component (including a description of such Product); (ii) whether such Open Source Software has been modified by or for the Company or any of the Company Subsidiaries; and (iii) the name and version number of the applicable license agreement for each such item of Open Source Software. With respect to any Open Source Software that is or has been used by the Company or any of the Company Subsidiaries in any way (including any Open Source Software that is a Third Party Component), the Company and the Company Subsidiaries are and have been in compliance with all applicable licenses with respect thereto.

(j) Except as set forth on Section 5.16(j) of the Company Disclosure Schedule, (i) no Software (including any modification or derivative work based upon any such Software) that is Used has been licensed or made available to the Company or any of the Company Subsidiaries under a Reciprocal License; and (ii) neither the Company nor any Company Subsidiary has delivered, licensed, released or disclosed, agreed to deliver, license, release or disclose, or permitted the delivery, license, release or disclosure, to any Person, of any of the Source Code for any Product, and no Person other than the Company and the Company Subsidiaries is in possession of any such Source Code.  No event has occurred, and to the Knowledge of the Company, no circumstances or conditions exist, that with or without notice, lapse of time or both, will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Source Code.

Section 5.17 Taxes.  Except as would not be material to the Company and the Company Subsidiaries taken as a whole:

(a) All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed in accordance with applicable Law.  All such Tax Returns are true, correct, and complete in all material respects and were prepared in material compliance with applicable Law.  The Company has made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary filed or received since July 1, 2009.  No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes, or may be required to file any Tax Returns, in such jurisdiction.

(b) The Company has withheld or collected all Taxes required by Law to have been withheld or collected and, to the extent required, all Taxes of the Company and each Company Subsidiary due and payable have been timely paid.  The Company has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, stockholder, equity holder or other third party. The accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company Financial Statements are complete and adequate to cover any material liabilities for Taxes that are not yet due and payable.

(c) No material deficiencies for Taxes have been proposed or assessed against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received any notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes.  As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination or unresolved claims against or with respect to the Company or any Company Subsidiary with respect to any Taxes.  Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes or the filing of any Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d) There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Permitted Encumbrances and Liens for Taxes not yet due and payable.

(e) Section 5.17(e) of the Company Disclosure Schedule contains a true, correct and complete list of states, territories and jurisdictions (whether foreign or domestic) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company's nexus with such jurisdiction.  No Governmental Authority in any state, territory or jurisdiction where the Company does not file Tax Returns has made a claim that the Company is required to file Tax Returns in such state, territory or jurisdiction.

(f) Section 5.17(f) of the Company Disclosure Schedule sets forth, for each year and for each jurisdiction in which such amount was generated, the amount of the net operating loss, Tax credits (including foreign Tax credits) and similar items of the Company originally generated for such year and the amount of such items available to carry forward to subsequent years.

(g) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code during the immediately preceding two (2) years.

(h) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated income Tax Return, (ii) has any liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise, or (iii) is, or ever has been, a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements among the Company and any Company Subsidiary).

(i) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by the Company or any Company Subsidiary under Section 108(i) of the Code.

(j) Neither the Company nor any Company Subsidiary has engaged in (x) any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder) or (y) any “reportable transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder) a principal purpose of which was tax avoidance.

(k) The Company has never been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) The Company (i) has never participated in an international boycott as defined in Section 999 of the Code, (ii) is not and has never been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code, (iii) is not subject to any accumulated earnings Tax, and (iv) has never incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(m) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(n) There are no requests for rulings or determinations in respect of any Tax pending between the Company or any Company Subsidiary and any Governmental Entity.  Neither the Company nor any Company Subsidiary has received from any Governmental Entity any Tax ruling relating to or affecting the Company or any Company Subsidiary.

(o) To the Knowledge of the Company, all related party transactions involving the Company or any Company Subsidiary have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.  The Company and the Company Subsidiaries have maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in material compliance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

(p) Section 5.17(p) of the Company Disclosure Schedule contains a true, correct, and complete list of the Company Subsidiaries that have made an entity classification ("Check-the-box") election under Section 7701.

(q) To the Knowledge of the Company, the Company has disclosed on its Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local or foreign Tax law).

(r) Neither the Company nor any Company Subsidiary has any indebtedness that (i) was “corporate acquisition indebtedness” as defined in section 279 of the Code; (ii) bore interest any portion of which was “disqualified interest” as defined in section 163(j)(3) of the Code; or (iii) was an “applicable high yield discount obligation” as defined in section 163(i)(1) of the Code.

(s) Neither the Company nor any Company Subsidiary has a “permanent establishment” outside the jurisdiction in which it is organized or incorporated.

(t) Neither the Company nor any Company Subsidiary is subject to any “gain recognition agreements” pursuant to Section 367 or Section 1297 of the Code.  Neither the Company nor any Company Subsidiary has a “dual consolidated loss” as defined in Section 1503(d) of the Code or a loss that would be similarly disallowed under any comparable provisions of any other Tax Law.

Section 5.18 Insurance.  Section 5.18 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any Company Subsidiary, which policies have been issued by insurers which are reputable and financially sound and provide coverage for the operations conducted by the Company and the Company Subsidiaries of a scope and coverage consistent with customary industry practice or as required by applicable Law.  Except for matters that do not constitute a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the insurance policies.  Except for matters that do not constitute a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

Section 5.19 Real Property.

(a) Neither the Company nor any Company Subsidiary owns any real property.  Section 5.19(a) of the Company Disclosure Schedule sets forth the address of each Leased Real Property, and a complete and correct list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease).  The Company has delivered to Parent a complete and correct copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except for matters that do not constitute a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, (ii) the Company’s or a Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and to the Knowledge of the Company no event has occurred or circumstance exists which, as a result of notice previously given or with the passage of time, or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iv) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Company Subsidiary, (v) other than as provided for in Section 5.19(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, (vi) other than as provided for in Section 5.19(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has collaterally assigned or granted or permitted any other security interest in such Lease or any interest therein, and (vii) the Company has not granted or permitted any Liens (other than Permitted Encumbrances) on the estate or interest created by such Lease, and the Company has received no written or oral notice of any such Liens (other than Permitted Encumbrances) on the estate or interest created by such Lease. The Leased Real Property comprises all of the real property used in the businesses of the Company and the Company Subsidiaries.

Section 5.20 Affiliate Transactions.

(a) There are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Filings filed prior to the date hereof.

(b) No Company Person owes to or has received from any Company Related Person any Related Party Financing; and none of the Company Related Parties have guaranteed or assumed any Related Party Financing.

Section 5.21 Anti-Bribery and Anti-Money Laundering Compliance Transactions.

(a) Neither the Company nor any of the Company’s Affiliates, nor any director, officer, agent or employee of the Company or any of its Affiliates, nor any agent acting at the direction of the Company or any of its Affiliates has provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official, political party or candidate for government office, for the purpose of:

(i) influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company; or

(ii) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person.

(b) Neither the Company nor any of the Company’s Affiliates have engaged in any activity that would constitute a violation of any applicable U.S. or foreign Laws regarding corruption.

(c) The Company has been in compliance in all material respects and has, during all periods for which any applicable statute of limitations has not expired, complied with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, as amended, and other applicable foreign laws and regulations relating to anti-money laundering and similar matters.

(d) The Company utilizes effective controls procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering laws or regulations will be prevented, detected and deterred.

Section 5.22 Customs Laws.

(a) The Company is and since January 1, 2012 has been in compliance with all applicable Export/Import Laws, including all applicable regulations pertaining to the disclosure of technical information to foreign persons wherever located and/or the provision of access to such technical information by such foreign persons, and has maintained a written internal program to facilitate such compliance, including training, technology assessment and classification, transaction screening, license compliance tracking, export clearance and recordkeeping measures.  Since January 1, 2012, the Company has not received any notice alleging that it is not in compliance with, or has liability under, such Export/Import Laws, or has not engaged in any brokering activity as defined in 22 C.F.R. 129.2(b).  Since January 1, 2012, the Company has obtained and complied with all licenses, agreements, authorizations and license exceptions or exemptions required for the Company’s exports of articles or technology or provision of services.

(b) Section 5.22 of the Company Disclosure Schedule sets forth a true, correct and complete list of all licenses, agreements and other authorizations maintained or relied upon by the Company under the Export/Import Laws.

(c) Since January 1, 2012, the Company has not conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to known violation of Export/Import Laws, or failed to make any mandatory report or disclosure to any Governmental Entity pursuant to Export/Import Laws.

(d) Neither the Company nor any of its current or former Representatives or Affiliates is, or is controlled by, owned by, or acting on behalf of (i) any national of or entity operating in or organized under the laws of Cuba, Iran, North Korea, Syria, Sudan, or other countries that may, from time to time, become subject to comprehensive U.S. foreign assets control regulations that prohibit or require prior U.S. government licensing for transactions involving persons under U.S. jurisdiction; (ii) any Specially Designated National or Blocked Person as may be published from time to time by the U.S. Department of the Treasury Office of Foreign Assets Control; (iii) any person or entity designated by the U.S. Department of the Treasury as a financial institution of primary money laundering concern, or (iv) any person otherwise prohibited from engaging in financial transactions with U.S. persons.

Section 5.23 Takeover Provisions.

(a) The Company Board has unanimously approved this Agreement, the Support Agreement, the Offer, the Merger and the other transactions contemplated hereby and thereby and the Company Bylaws provide that Article 14.1 of the VSCA (Control Share Acquisitions) does not apply to acquisitions of shares of Company Common Stock, and such approval is sufficient to render inapplicable to the Offer and the Merger any Takeover Provisions.  The Company Board has taken all necessary action so that the Takeover Provisions do not, and will not, apply to (i) Parent, Merger Sub or any other Affiliate of Parent with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, or (ii) the Offer, the Merger or the other transactions contemplated by this Agreement or the Support Agreement.

(b) The Company does not have any stockholder rights plan in effect.

Section 5.24 Brokers.  Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company has provided to Parent a copy of the engagement letter of the Company Financial Advisor.

Section 5.25 Rule 14d-10 Matters.  All amounts payable to Covered Securityholders pursuant to the Company Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of the applicable Nasdaq rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Stock Plan, (B) the treatment of the Company Options and Company Restricted Stock Units in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Plans and (C) each other Company Plan, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

Section 5.26 No Other Representations.  Except for the representations and warranties set forth in this Article V, the Company has not made any representation or warranty, express or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization and Qualification.  Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Virginia.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 6.2 Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Parent or Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions provided for herein.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

Section 6.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 6.3(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 6.3(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order, applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, any applicable Blue Sky Laws, and the rules and regulations of the Nasdaq, (ii) for the Required Antitrust Approvals, (iii) for the filing of the Articles of Merger as required by the VSCA and (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 6.4 Litigation.  As of the date hereof, there is no Action pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to, prevent or materially impair or delay the consummation of the Merger or any of the other transactions provided for herein.

Section 6.5 Ownership of Merger Sub; No Prior Activities.  Parent owns one hundred (100%) of the issued and outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 6.6 Sufficiency of Funds.  Parent has sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Acceptance Time and the Effective Time, Parent will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and to pay the Merger Consideration, as the case may be.

Section 6.7 Disclosure Documents.

(a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement, or any amendment or supplement thereto, is first mailed to Company Stockholders and at the time of the meeting of Company Stockholders to consider this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties contained in this Section 6.7 will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Sub by the Company for use therein.

Section 6.8 Brokers.  No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company or any Company Subsidiary would have any liability prior to the Closing.

Section 6.9 Ownership of Company Common Stock.  Neither Parent nor Merger Sub is, nor at any time during the immediately preceding three (3) years has been, an “interested stockholder” of the Company as defined in Section 13-1.725 of the VSCA (other than as contemplated by this Agreement).

Section 6.10 Legal Proceedings.  As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any Order imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE VII
COVENANTS

Section 7.1 Conduct of Business by the Company Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and the first to occur of the following: (i) the termination of this Agreement pursuant to Section 9.1 hereof, (ii) the date upon which the directors designated by Parent are elected or appointed to the Company Board pursuant to Section 2.4(a) if the directors so elected or appointed constitute a majority of all the directors then on the Company Board, and (iii) the Effective Time, except as otherwise expressly required by this Agreement, as required by applicable Law or as consented to in writing by Parent, the Company will, and will cause each Company Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice and (y) use its commercially reasonable efforts to keep available the services of the current officers and employees of the Company and each Company Subsidiary to preserve intact its current business organization and to preserve the current relationships of the Company and each Company Subsidiary with each of the customers, suppliers, landlords and other Persons with whom the Company or any Company Subsidiary has material business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule, as otherwise expressly required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall be in Parent’s sole discretion as to clauses (i), (ii), (iii), (iv), (v), (xiii), (xiv)(A), (xxi), (xxii), and (xxvi) and which consent shall not be unreasonably withheld, delayed or conditioned as to clauses (vi) through (xii), (xiv)(B) through (xiv)(E), (xv) through (xx), (xxiii) through (xxv), and (xxvii) through (xxix)), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions:

(i) amend or otherwise change the Company Articles of Incorporation, the Company Bylaws or equivalent organizational documents of the Company Subsidiaries;

(ii) issue, deliver, sell, pledge, transfer, encumber or otherwise dispose, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other Equity Interests (other than pursuant to the exercise of Company Options and Company Restricted Stock Units, in each case existing on the date hereof on the terms in effect on the date hereof);

(iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, Equity Interests, property or a combination thereof) with respect to any of its Equity Interests or enter into any agreement with respect to the voting of its Equity Interests;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its capital stock or other Equity Interests, except pursuant to the exercise or settlement of Company Options, Company Restricted Stock Units, employee severance, retention, termination, change of control and other contractual rights, in each case existing on the date hereof on the terms in effect on the date hereof;

(v) acquire (including by merger, consolidation, or acquisition of Equity Interests or assets) any interest in any Person or any division thereof or any assets thereof other than capital expenditures in accordance with Section 7.1(a)(xii);

(vi) make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such loans, advances, contributions or investments that are in the ordinary course of business and consistent with past practice and are for consideration not in excess of $25,000 individually, or $100,000 for all such transactions by the Company and the Company Subsidiaries in the aggregate;

(vii) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or draw any amounts under any credit facility or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money; provided that the Company may guarantee its obligations to perform services under any Contract for an amount not to exceed 10% of the total aggregate amount to be paid to the Company under such Contract;

(viii) grant or incur any Lien on any of its assets, other than Liens granted in connection with any indebtedness permitted under Section 7.1(a)(vii);

(ix) (A) enter into, terminate or materially amend or modify (other than extensions at the end of a term in the ordinary course of business) any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, (B) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any Company Subsidiary or liability or obligation owing to the Company or any Company Subsidiary under, any Company Material Contract, or (C) enter into any Contract which contains a change of control or similar provision in favor of the other party or parties thereto or would otherwise require a payment or give rise to any rights to such other party or parties in connection with the Offer, the Merger or the other transactions contemplated in this Agreement;

(x) sell, transfer, lease, sublease, license, assign, abandon, allow to expire or lapse, or otherwise dispose of or impair or restrict the use of (including, by merger, consolidation, or sale of Equity Interests or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of $100,000 in the aggregate or any Company Intellectual Property (provided that with respect to expiration, other than patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any Company Subsidiary, including a failure by the Company or any Company Subsidiary to pay any required registration or maintenance fees)).

(xi) disclose any confidential information (including trade secrets) used in or necessary for the conduct of the business of the Company or any of the Company Subsidiaries, other than (A) as may be required by an applicable Law or Order or (B) (except with respect to any Source Code for any of the Products or any services of the Company) pursuant to Contracts entered into in the ordinary course of business consistent with past practice with reasonable protections of, and preserving all rights of the Company and the Company Subsidiaries, in such confidential information;

(xii) authorize, or make any commitment with respect to, any single capital expenditure in excess of $25,000 or capital expenditures for the Company and the Company Subsidiaries in excess of $100,000 in the aggregate, except for capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures for 2015 previously made available to Parent;

(xiii) enter into any new line of business outside of its existing business segments;

(xiv)  (A) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been made available to Parent, grant or announce any stock option, equity or other incentive awards or increase in the salaries, bonuses or other compensation or benefits payable or provided by the Company or any Company Subsidiary to any of the employees, officers, directors, managers, equityholders or other service providers of or to the Company or any Company Subsidiary, (B) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $100,000 in the aggregate, (C) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been made available to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan or other Contract in effect on the date of this Agreement to any employee, officer, director, manager, equityholder or other service provider of or to the Company or any of the Company Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits or to fund any compensation or benefits, (D) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been made available to Parent, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar Contract, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $100,000 in the aggregate, or (E) enter into or adopt any new, or increase benefits under or renew, amend or terminate any existing Company Plan or any collective bargaining agreement;

(xv) communicate with employees of the Company or any Company Subsidiary regarding the compensation, benefits or other treatment that they will receive from the Surviving Corporation after the consummation thereof, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(xvi) pay, discharge, settle or satisfy any material claims or obligations (absolute, accrued, contingent or otherwise) in an amount in excess of $25,000 individually or $100,000 in the aggregate, other than (A) performance of contractual obligations in accordance with their terms, or (B) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been disclosed in the most recent financial statements of the Company included in the Company SEC Filings filed prior to the date hereof to the extent of such disclosure;

(xvii) except as may be required by GAAP or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

(xviii) adopt or change any method or period of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, claim or assessment, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement, surrender any right to claim a Tax refund, or take any other similar action;

(xix) settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $100,000 in the aggregate, or (B) entailing the incurrence of (1) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions, or (2) obligations that would impose any material restrictions on the current or future business or operations of the Company or any of the Company Subsidiaries or its or their use or the validity or enforceability of, or any of its or their right, title or interest with respect to, any Company Intellectual Property, or (C) that is brought by any current, former or purported holder of any Equity Interests or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement;

(xx) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xxi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company);

(xxii) adopt or implement a rights plan or similar arrangement;

(xxiii) take any action which would result in any of the conditions to the Offer set forth on Annex A hereto or any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Offer, the Merger or any of the other transactions contemplated hereby;

(xxiv) amend or modify the letter of engagement of the Company Financial Advisor or engage other advisors or consultants in connection with the transactions contemplated hereby or other Acquisition Proposals;

(xxv) implement any plant closing or layoff of employees that could implicate the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law;

(xxvi) incur or enter into any Related Party Financing;

(xxvii) amend, modify, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(xxviii) (A) recognize any labor organization for purposes of collective bargaining; (B) enter into any collective bargaining with any labor organization representing any of the Company’s employees; (C) enter into any collective bargaining agreement; (D) reclassify any current employee or employees into a non-employee status including that as a consultant or independent contractor; or (E) reclassify any current employee from nonexempt to exempt status within the meaning of any Law with respect to wages and hours of employment; or

(xxix) knowingly commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Acceptance Time.  Prior to the Acceptance Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.

Section 7.2 Company Stockholders’ Meeting; Proxy Statement.

(a) If approval of the Company Stockholders is required under applicable Law in order to consummate the Merger, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Articles of Incorporation and the Company Bylaws, establish a record date for, call, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement in accordance with the VSCA.  The Company shall solicit from the Company Stockholders proxies in favor of the adoption and approval of this Agreement in accordance with Virginia Law.  The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Laws.

(b) In connection with the Company Stockholders’ Meeting (if required to be held as set forth in Section 7.2(a)), the Company shall, as promptly as reasonably practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, prepare and file with the SEC a proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”).  The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement.  Subject to all applicable Laws, the Company shall use all reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC.  The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Proxy Statement and all other materials used in connection with the Merger that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Company Stockholders.  The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith.  If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party or Parties, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.  The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the Nasdaq.

(c) Unless this Agreement is earlier terminated pursuant to Article IX hereof, subject to the terms of Section 7.5(d) hereof, the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

(d) Each of Parent and Merger Sub shall vote all shares of Company Common Stock acquired in the Offer (or otherwise beneficially owned by them or any of their respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Virginia Law at the Company Stockholders’ Meeting or otherwise.

(e) Notwithstanding anything to the contrary in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to the Company Stockholders.

Section 7.3 Short-Form Merger.  Notwithstanding the provisions of Section 7.2 hereof, if the adoption of this Agreement by the Company Stockholders is not required by applicable Law in order to consummate the Merger, subject to Section 8.1(c), the Parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time in accordance with Section 13.1-719 of the VSCA  without convening a Company Stockholders’ Meeting or filing a Proxy Statement.

Section 7.4 Access to Information; Confidentiality.

(a) Access to Information.  Subject to Section 7.4(b), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 hereof and the Effective Time, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective Representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior notice, to the officers, employees, agents, properties, offices, customers, clients, suppliers and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided, however, until the Effective Time, the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the Confidentiality Agreement or any similar agreement with respect to such information or (B) provide access to or furnish any information if doing so would violate any applicable Law, or where such access to information would involve the waiver of an attorney-client privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any Company Subsidiary’s privilege with respect thereto; provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent required for the purpose of complying with applicable Laws, including Antitrust Laws.

(b) Confidentiality and Restrictions.  With respect to the information disclosed pursuant to Section 7.4(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 7.4.  The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of the Acceptance Time or the expiration of the Confidentiality Agreement according to its terms.

Section 7.5 No Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 hereof and the Acceptance Time, the Company shall not, and shall cause the Company Representatives and the Company Subsidiaries to not:

(i) initiate, solicit, propose, encourage (including by providing information) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any Company Subsidiary to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide or waive restrictions on the use of any information or data concerning the Company or any Company Subsidiary to any Person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement if it is reasonably likely that the Person receiving the confidential information would use such information for purposes of evaluating or developing an Acquisition Proposal;

(iii) fail to enforce or grant any waiver, amendment or release under any standstill or confidentiality agreement (or any standstill or confidentiality provision of any other contract or agreement) or Takeover Provisions, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal (including providing consent or authorization to any Person to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board or any member thereof pursuant to any Existing Confidentiality Agreement);

(iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or that contradicts this Agreement or requires the Company to abandon this Agreement; or

(v) resolve, propose or agree to do any of the foregoing.

The Company shall, and shall cause the Company Representatives and the Company Subsidiaries to, immediately (a) cease all discussions and negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries and (b) take all steps necessary to terminate any approval under any confidentiality or standstill or similar agreement or provision that may have been heretofore given by the Company or any Company Subsidiary or Company Representative under such agreement or provision authorizing any Person to make an Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in Section 7.5(a), at any time prior to the Acceptance Time, the Company may, subject to compliance with this Section 7.5(b):

(i) provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal does not arise out of or relate to any breach of this Section 7.5) if and only if, prior to providing such information, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly make available to Parent any information concerning the Company and the Company Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives; or

(ii) engage or participate in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal;

provided that, prior to taking any action described in Section 7.5(b)(i) or Section 7.5(b)(ii) above, (A) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would violate the directors’ fiduciary duties under applicable Laws, and (B) the Company Board shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

(c) Except as expressly provided by Section 7.5(d), at any time after the date hereof, neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in any manner adverse to Parent or Merger Sub, the Company Board Recommendation with respect to the Offer or the Merger, or cause or permit the Company Board Recommendation to be less than unanimous, or resolve or agree to take any such action, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, or resolve or agree to take any such action, (C) (1) fail to publicly recommend against any Acquisition Proposal or (2) fail to publicly reaffirm the Company Board Recommendation, in the case of each of clause (1) and (2) within three (3) Business Days after Parent so requests in writing, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Company Board Recommendation in the Schedule 14D-9 and the Proxy Statement, (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(b)), or (G) take any other action or make any other public statement that is inconsistent with the Company Board Recommendation (any action described in clauses (A) through (G), a “Company Adverse Recommendation Change”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or similar definitive Contract (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, if the Company has received an unsolicited bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes constitutes a Superior Proposal, (x) the Company Board may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the Company Board may authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary obligations under applicable Laws;

(ii) the Company shall have complied with all of its obligations under this Section 7.5;

(iii) (A) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance of taking any action permitted under clause (x) or clause (y) of Section 7.5(d) (the “Notice Period”), to the effect that the Company Board has received an unsolicited bona fide written Acquisition Proposal that is not withdrawn and that the Company Board has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 7.5(d), which notice shall specify the basis for such Company Adverse Recommendation Change or termination, including the identity of the Person or group of Persons making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

(B) prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (1) negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, provided that any adjustments in the terms and conditions of this Agreement proposed by Parent during the Notice Period must be irrevocable for two (2) Business Days, (2) permit Parent and the Parent Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation), (3) at the end of the Notice Period the Company Board again makes the determination in good faith (x) after consultation with outside legal counsel that the failure to make a Company Adverse Recommendation Change or authorize the termination of this Agreement would violate its fiduciary duties under applicable Law and (y) taking into account any adjustment or modification to the terms of this Agreement irrevocably proposed by Parent, that the Acquisition Proposal continues to be a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.5 (including Section 7.5(d)) with respect to such new written notice and the revised Superior Proposal contemplated thereby; and

(iv) in the case of any action contemplated by clause (y) of this Section 7.5(d), the Company shall have validly terminated this Agreement in accordance with Section 9.1(c)(ii), including the payment of the Company Termination Fee in accordance with Section 9.4(b)(i).

None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Person to limit or not to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change or to terminate this Agreement in light of a Superior Proposal.

(e) Nothing contained in this Section 7.5 or elsewhere in this Agreement shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation within two (2) Business Days following any request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) The Company agrees that it shall promptly (and, in any event, within twenty-four (24) hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any Company Subsidiary or any Company Representative with respect to any Acquisition Proposal, indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis and at least once each calendar day, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.  Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within twenty-four (24) hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to the Company, any Company Subsidiary or any Company Representative in connection with any Acquisition Proposal.

(g) No Company Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Provision to be inapplicable to the transactions contemplated by this Agreement.  The Company has not granted and will not grant any waiver under any Existing Confidentiality Agreement to which the Company or any Company Subsidiary is a party and has not permitted and will not permit any counterparty to any such Contract to deviate from compliance with the terms thereof.

(h) The Company agrees that in the event any Company Subsidiary or Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 7.5, the Company shall be deemed to be in breach of this Section 7.5.

Section 7.6 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 7.5, Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the conditions set forth in Article VIII to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary to be obtained from any Third Party or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement.  Prior to the Closing Date, except as otherwise expressly required by this Agreement or by applicable Law or as consented to in writing by Parent, the Company will, and will cause each Company Subsidiary to, use its commercially reasonable efforts to provide all notices required by Law or contract to cognizant federal agencies relating to the execution of this Agreement.

(b) Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party or any Governmental Entity in connection with the Offer and the Merger.

(c) Subject to applicable Laws and the instructions of any Governmental Entity, (i) the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, and (ii) the Company shall not permit any of its officers or any other Company Representatives to participate in any meetings or discussions with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Offer or the Merger unless it consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent the opportunity to attend and participate thereat.

Section 7.7 Credit Agreement.  At the Acceptance Time, (a) the Company shall (i) prepay any amounts outstanding under the Credit Agreement, (ii) terminate the Credit Agreement, and (iii) make arrangements for the release of all liens and other security over the Company’s and its subsidiaries’ properties and assets securing its obligations under the Credit Agreement, together with the return of any collateral in the possession of the administrative agent, and (b) if required, Parent shall provide, and the Company shall use commercially reasonable efforts to cooperate with Parent in its provision of, replacement letters of credit for any letters of credit outstanding under the Credit Agreement.

Section 7.8 Notices of Certain Events.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 hereof and the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause (i) the occurrence or existence of any of the facts, events or circumstances described in the conditions to the Offer set forth in Annex A or (ii) any condition to the obligations of any Party to effect the Merger set forth in Article VIII not to be satisfied, (b) any Transaction Litigation, or (c) the failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to effect the Offer, the Merger or any other transaction contemplated hereby not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to any Party; and provided further, that no inadvertent, good faith failure by Parent or the Company to notify the other in accordance with this Section 7.8 shall alone entitle the other to terminate this Agreement under Section 9.1(c)(i) or Section 9.1(d)(i), respectively.  For the sake of clarity and avoidance of doubt, the foregoing proviso shall not restrict the right of the Parent or the Company to terminate this Agreement under Section 9.1(c)(i) or Section 9.1(d)(i), respectively, in accordance with the terms of such Sections.

Section 7.9 Certain Matters.  The Parties agree to comply with the obligations set forth in Section 7.9 of the Company Disclosure Schedule.

Section 7.10 Publicity.

(a) The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent (or its Affiliate) and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Offer, the Merger or any other transaction contemplated by this Agreement.  No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing Party determines, based on advice of counsel, that it is required to do so by applicable Law or any listing agreement with a securities exchange, in which case such Party shall use commercially reasonable efforts to consult with the other Party before issuing any such release or making any such press release or public statement.

(b) The Company shall, and shall cause the Company Representatives to, use commercially reasonable efforts to make solicitations and recommendations to the holders of Company Common Stock for purposes of causing the facts, events or circumstances described in the conditions to the Offer set forth in Annex A to cease to be in existence and the conditions to the Merger to be satisfied.

Section 7.11 Resignation of Directors.  At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 7.12 Indemnification of Directors and Officers.

(a) All rights of indemnification existing in favor of the current or former directors and officers of the Company and the Company Subsidiaries (the “Indemnified Parties”) as provided in the Company Articles of Incorporation and the Company Bylaws or under any indemnification agreements between any Indemnified Party and the Company or any Company Subsidiary, in each case as in effect on the date of this Agreement with respect to matters occurring prior to the Board Appointment Date, shall survive the Merger and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law.  Subject to Section 7.12(b), for a period of six (6) years after the Board Appointment Date, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and limitation of liabilities of Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in the Company Articles of Incorporation and the Company Bylaws to the extent permitted by applicable Law.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation succeed to and assume the obligations set forth in this Section 7.12.

(c) From the Board Appointment Date through the sixth (6th) anniversary of the Board Appointment Date (such period, the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Board Appointment Date with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement; provided that in no event shall the aggregate costs of such insurance policies exceed in any one (1) year during the Tail Period 300% of the current aggregate annual premiums paid by the Company for such purpose (which aggregate annual premiums with respect to such period are hereby represented and warranted by the Company to be in the amount set forth in Section 7.12(c) of the Company Disclosure Schedule), it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 300% annual amount; provided, further, that (i) Parent or the Surviving Corporation may substitute therefor policies of any reputable insurance company, (ii) Parent or the Surviving Corporation may satisfy its obligation under this Section 7.12(c) by causing the Company to obtain a prepaid (or “tail”) directors’ and officers’ liability insurance policy, or (iii) the Company may, at any time prior to the Acceptance Time and in full satisfaction of Parent’s and the Surviving Company’s obligations under this Section 7.12(c), obtain a prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case the material terms of which including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 7.12(c).

(d) The provisions of this Section 7.12 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

(e) The indemnification provided for in this Section 7.12 shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to a Law, contract, or otherwise.

Section 7.13 Takeover Provisions.  Parent, the Company and their respective Boards of Directors shall (a) take all reasonable action necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement, the Support Agreement or the transactions provided for herein or therein, including the Offer and the Merger, and (b) if any Takeover Provision becomes applicable to this Agreement, the Support Agreement or the transactions contemplated herein or therein, take all reasonable action necessary to ensure that the transactions provided for in this Agreement and the Support Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Support Agreement and otherwise to minimize the effect of such Takeover Provision on Parent and Merger Sub, this Agreement, the Support Agreement and the transactions provided for herein or therein.

Section 7.14 Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including (a) any dispositions of shares of Company Common Stock (including Company Restricted Stock Units and derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and (b) the conversion of Company Options as contemplated by Section 4.5 hereof, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.15 Rule 14d-10 Matters.  Notwithstanding anything in this Agreement to the contrary, the Company shall not, from and after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of Listing Rule 5605(a)(2) of the Nasdaq rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 7.15 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 7.16 Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the Nasdaq) to cause the delisting of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.17 FIRPTA Certificate.  On the Closing Date, the Company shall provide to Parent an affidavit, dated as of the Closing Date, signed under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(f) and Section 897 of the Code, certifying that the Company Common Stock are not “United States real property interest” within the meaning of Section 897 of the Code, together with evidence reasonably satisfactory to Parent that the Company has provided notice to the IRS in accordance with the provisions of Treasury Regulation section 1.897-2(h)(2), so that Parent is exempt from withholding any portion of the aggregate consideration with respect to the Merger.

Section 7.18 Employee Matters.

(a) Following the Effective Time, Parent, in its sole discretion, will either (i) until December 31, 2015, continue (or cause the Company to continue) to maintain the Company Plans and the annual compensation and cash incentive or cash bonus opportunities (other than equity compensation or defined benefit pension plans) of Company Employees on substantially the same terms as in effect immediately prior to the Effective Time, (ii) arrange for each Continuing Employee to participate in the employee benefit plans and arrangements, including annual compensation arrangements, of Parent or its applicable subsidiary (other than equity compensation or defined benefit pension plans) (“Parent Plans”), or (iii) a combination of clauses (i) and (ii) so that, until December 31, 2015, each Continuing Employee shall have benefits and compensation that are substantially similar in the aggregate to benefits and compensation (other than equity compensation or defined benefit pension plans) provided either to such Continuing Employee before the Effective Time or similarly situated employees of Parent under Parent Plans.

(b) Each Continuing Employee shall be given credit for all service with the Company and the Company Subsidiaries and their respective predecessors under any Parent Plan in which such Continuing Employee is eligible to participate, for purposes of eligibility and vesting, to the extent past service was recognized for such Continuing Employees under comparable Company Plans immediately prior to the Effective Time, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Parent.  Notwithstanding the foregoing, nothing in this Section 7.18(b) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Parent and its Subsidiaries generally.

(c) Each U.S. Continuing Employee will be enrolled in welfare benefit plans, programs and arrangements maintained by Parent or the Surviving Corporation (the “Purchaser Welfare Benefit Plans”), without regard to any waiting periods, pre-existing condition exclusions, at-work requirements, evidence of insurability and similar terms and conditions, except to the extent prohibited under applicable Law or the terms of the applicable Purchaser Welfare Benefit Plans.

(d) Notwithstanding anything in this Section 7.18 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, terminate or otherwise modify any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Effective Time.  If (i) a party other than the Parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, and (ii) such provision is deemed to be an amendment to such employee benefit plan even though not explicitly designated as such in this Agreement, then, solely with respect to such employee benefit plan, and the extent permitted by Law, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 7.18 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company, any Company Subsidiary or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent or any of its Affiliates.

Section 7.19 Related Party Financing. If any Related Party Financing exists or is found to exist after the date hereof, the Company shall cause all such Related Party Financing to be repaid, eliminated and discharged prior to the Closing Date.

Section 7.20 Disclosure Documents.

(a) The Company will file, distribute and/or disseminate (as applicable) each document required to be filed by the Company with the SEC or any other applicable Governmental Entity or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9 and the Proxy Statement (if applicable), to be filed with the SEC in connection with the Offer and the Merger, and any amendments or supplements thereto, and will cause each such document, amendment, or supplements when filed, distributed or disseminated, as applicable, to comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

(b) The Company will cause (i) the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company Stockholders and at the time of the meeting of Company Stockholders to consider this Agreement and at the Effective Time, and (ii) Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, not to contain any untrue statement of a material fact nor omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The covenants contained in this Section 7.20 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

(c) The Company will cause that the information with respect to the Company or any of the Company Subsidiaries that the Company furnishes to Parent or Merger Sub for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact nor omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.1 Conditions.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval.  If adoption of this Agreement by the Company Stockholders is required under the VSCA, the Company Stockholder Approval shall have been obtained.

(b) Purchase of Tendered Shares.  Merger Sub shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(c) No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination Prior to the Effective Time.  This Agreement may be terminated, and the Offer may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if Merger Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer on or before September 19, 2015 or such later date upon which the Parties may mutually agree in writing (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose breach of any covenant or obligation under this Agreement resulted in the failure of the Acceptance Time to occur prior to such End Date;

(c) by the Company if, prior to the Acceptance Time:

(i) (A) Parent or Merger Sub shall have breached in any material respect any of the covenants or agreements made by it in this Agreement, or (B) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or, if not made as a specific date, shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to prevent, materially delay or impede Parent and Merger Sub from accepting for payment or paying for the shares of Company Common Stock pursuant to the Offer or consummating the Merger in accordance with the terms of this Agreement; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if, at the time of such termination, the Company is in willful and material breach of this Agreement; or

(ii) (A) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) the Company has complied in all respects with Section 7.5 and (C) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (A); provided that the right of the Company to terminate this Agreement pursuant to this Section 9.1(c)(ii) is conditioned on and subject to the payment by the Company to Parent of the Company Termination Fee in accordance with Section 9.4(b)(i) on or before termination, and any purported termination pursuant to this Section 9.1(c)(ii) shall be void and of no force or effect if the Company shall not have paid and Parent shall not have received the Company Termination Fee;

(d) by Parent if, prior to the Acceptance Time:

(i) (A) the Company shall have materially breached any of the covenants or agreements contained in this Agreement to be complied with by the Company (other than Section 7.5) such that the facts, events and circumstances described in the condition set forth in paragraph (d) on Annex A would have occurred and be continuing or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the facts, events and circumstances described in the condition set forth in paragraph (c) on Annex A would have occurred and be continuing, and, in the case of either clause (A) or (B), such breach is incapable of being cured by the End Date or is not cured by the Company within fifteen (15) Business Days after the Company receives written notice of such breach from Parent or Merger Sub and remains uncured at the time notice of termination is given; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if, at the time of such termination, Parent or Merger Sub is in willful and material breach of this Agreement; or

(ii)  (A) Parent shall have received written notice from the Company to the effect that the Company intends to effect a Company Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 7.5(d), or (B) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, or (C) the Company shall have willfully breached in any material respect its obligations under Section 7.5.

(e) by either Parent or the Company, notwithstanding any prior adoption of this Agreement by the Company Stockholders in accordance with the VSCA, (it being agreed that the Party terminating this Agreement pursuant to this Section 9.1(e) shall give prompt written notice of such termination to the other Parties), if (i) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Offer and/or the Merger and such Order has become final and nonappealable, or (ii) if there shall be any Law that makes the consummation of the Offer and/or the Merger illegal or otherwise prohibited (unless the consummation of the Offer and/or the Merger in violation of such Law would not have a Company Material Adverse Effect) and, prior to termination pursuant to this Section 9.1(e), the terminating Party shall have complied in all material respects with its obligations under Section 7.6; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

Section 9.2 [INTENTIONALLY OMITTED].

Section 9.3 Notice of Termination.  The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than under Section 9.1(a)) shall give written notice of such termination to the other Parties specifying the provision or provisions of Section 9.1 pursuant to which such termination is purportedly effected.

Section 9.4 Effect of Termination; Termination Fee.

(a) Effect of Termination Generally. Except as otherwise set forth in this Section 9.4, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective directors, managers, officers, equityholders, employees and other Representatives; provided, however, that (i) the provisions of this Section 9.4, Article X and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, (ii) subject to Section 9.4(e) (Termination Fee as Exclusive Remedy) with respect to the Company, no Party shall be relieved or released from any liabilities or damages arising out of its breach of its covenants or agreements or willful or fraudulent breach of any representation or warranties set forth in this Agreement (including the failure by the Company to pay any amounts due pursuant to Section 9.4(b) or Section 9.4(c)), and (iii) no termination of this Agreement shall in any way affect any of the Parties’ rights or obligations with respect to any shares of Company Common Stock accepted for payment pursuant to the Offer prior to such termination.  Notwithstanding the foregoing, in no event shall any Party be liable for punitive damages.

(b) Company Termination Fee.

(i) In the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), the Company shall pay the Company Termination Fee to Parent prior to such termination by wire transfer of same day funds to one or more accounts designated by Parent.

(ii) In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), the Company shall pay the Company Termination Fee to Parent promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent.

(iii) In the event that (A) (x) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b) and at or prior to the time of such termination an Acquisition Proposal shall have been publicly disclosed, announced or commenced and not in good faith withdrawn prior to the time of such termination, or (y) this Agreement is terminated by Parent pursuant to Section 9.1(d)(i) and at or prior to the time of such termination an Acquisition Proposal shall have been publicly disclosed, announced or commenced or submitted or made known to the Company Board and not in good faith withdrawn prior to the time of such termination, and (B) at any time after the execution of this Agreement and prior to the expiration of the twelfth (12th) month after the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into any Alternative Acquisition Agreement for an Acquisition Proposal, the Company shall, on the date any Acquisition Proposal is consummated, pay the Company Termination Fee (less the amount of any Reimbursable Expenses previously paid pursuant to Section 9.4(c)) to Parent by wire transfer of same day funds to one or more accounts designated by Parent; provided that, for purposes of this Section 9.4(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%.

(iv) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.  Parent shall have the right to assign the right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(c) Expense Reimbursement. If (i) after the date of this Agreement, an Acquisition Proposal shall have been announced, commenced, publicly disclosed or submitted or made known to the Company Board and shall not have been in good faith withdrawn prior to the termination of this Agreement in accordance with its terms, and (ii) thereafter, this Agreement is terminated by either party pursuant to Section 9.1(b) or Section 9.1(d)(i), the Company shall promptly pay Parent or its designee any documented and reasonable Parent Expenses (the “Reimbursable Expenses”); provided, however that in no event shall the Reimbursable Expenses exceed $750,000.  “Parent Expenses” shall mean all out-of-pocket costs and expenses incurred by Parent, or on behalf of Parent or its Affiliates, in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants).

(d) Acknowledgement.  Each Party acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 9.4(b) or Section 9.4(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 9.4, Parent would not have entered into this Agreement.  Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.4(b) or Section 9.4(c) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 9.4(b) or Section 9.4(c) or any portion thereof, the Company shall pay to Parent costs and expenses (including attorneys’ fees) incurred by the Parent and its Affiliates in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(e) Termination Fee as Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Company Termination Fee becomes payable and is paid by the Company pursuant to this Section 9.4, the Company Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement except with respect to willful or fraudulent breaches.

Section 9.5 Extension; Waiver.  At any time prior to the Effective Time, subject to Section 2.4(d), the Parties may, to the extent permitted by applicable Law and, subject to Section 9.6, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by Law (including the relevant rules of the Nasdaq) requires further approval by the Company Stockholders without the further approval of such stockholders.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.6 Amendment.  Subject to Section 2.4(d), this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Acceptance Time or the Company Stockholder Approval; provided, however, that (a) after the Acceptance Time, there shall be no amendment that decreases the Merger Consideration and (b) after the Company Stockholder Approval has been obtained, there shall be made no amendment that by Law (including the relevant rules of the Nasdaq) requires further approval by the Company Stockholders without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

ARTICLE X
GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article X, the agreements of Parent, Merger Sub and the Company in Article IV (Conversion of Securities; Exchange of Certificates) and Section 7.12 (Indemnification of Directors and Officers), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 10.2 Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, at:

Danaher Corporation
2200 Pennsylvania Avenue N.W., Suite 800W
Washington DC 20037-1701
Attention: Attila I. Bodi
Facsimile:  (202) 419-7668
E-mail:       attila.bodi@danaher.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attention: Daniel Serota
Facsimile:  (212) 801-6400
E-mail:       serotad@gtlaw.com

If to the Company, at:

Sutron Corporation
22400 Davis Drive
Sterling, Virginia
Attention: Glen Goold
Facsimile:  (703) 406-2801
E-mail:       ggoold@sutron.com

with a copy (which shall not constitute notice) to:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue, 6th Floor
Potomac, MD 20854
Attention: Scott D. Museles and Aaron A. Ghais
Facsimile:  301.230.5200
E-mail:       smuseles@shulmanrogers.com;
                   aghais@shulmanrogers.com

Section 10.3 Fees and Expenses.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent and all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest), incurred in connection with the transactions contemplated by Article IV.  The Company and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of any such amounts, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, any such amounts payable in connection therewith.  Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Offer or the Merger is consummated.

Section 10.4 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.5 Entire Agreement.  This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Support Agreement, and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE CONSTRUED, PERFORMED, ENFORCED, INTERPRETED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF VIRGINIA WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Any Action against, arising out of or relating to this Agreement or the rights and obligations arising hereunder or the transactions contemplated hereby or for the recognition and enforcement of any judgment in respect of this Agreement shall be brought solely and exclusively in the Federal courts of the United States of America located in the Eastern District of Virginia; provided, that if (and only after) such Federal courts of the United States of America located in the Eastern District of Virginia determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought solely and exclusively in the Loudoun County Circuit Court in the State of Virginia. Each of the Parties agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal Action arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 10.6.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court.  Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.2 (Notices).  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT UNDER THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6(c).

Section 10.7 No Third-Party Beneficiaries.  Except as provided in Section 7.12 (Indemnification of Directors and Officers), each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that after the Effective Time, the Indemnified Parties shall be third-party beneficiaries of, and entitled to enforce, Section 7.12, and provided further that no consent of the Indemnified Parties shall be required to amend any provision of this Agreement prior to the Effective Time.  The Parties further agree that the rights of third party beneficiaries under Section 7.12 shall not arise unless and until the occurrence of the earlier of the Board Appointment Date or Effective Time.

Section 10.8 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that prior to the Closing, Parent and Merger Sub may assign this Agreement to any wholly-owned Subsidiary of Parent.  No assignment by any Party shall relieve such Party of any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 10.10 Independence of Agreements, Covenants, Representations and Warranties.  All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 10.11 Mutual Drafting.  Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.12 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.13 Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.14 Delivery by Facsimile or Email.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties.  No Party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a Contract, and each such Party forever waives any such defense.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DANAHER CORPORATION

By:          /s/ Frank T. McFaden
Name: Frank T. McFaden
Title: Vice President & Treasurer

SATELLITE ACQUISITION CORP.

By:          /s/ Robert S. Lutz
Name: Robert S. Lutz
Title: Vice President, Treasurer & Secretary

SUTRON CORPORATION

By:          /s/ Raul S. McQuivey
Name: Raul S. McQuivey
Title: President & CEO

[Signature Page to the Agreement and Plan of Merger]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of June 21, 2015 (the “Agreement”), by and among Danaher Corporation, a Delaware corporation (“Parent”), Satellite Acquisition Corp., a Virginia corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Sutron Corporation, a Virginia corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return shares of Company Common Stock tendered in the Offer promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to the rules and regulations referred to in clause (i) above, the payment for, any shares of Company Common Stock tendered in the Offer, in the event that at or prior to the scheduled expiration date of the Offer (as it may be extended pursuant to Section 2.1(d) of the Agreement) (the “Expiration Date”):

(a) The Minimum Condition shall not have been satisfied;

(b) There shall be any Law or Order (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, by any Governmental Entity the effect of which is to, or would reasonably be expected to, directly or indirectly, make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger;

(c) (i) The representations and warranties of the Company set forth in the Agreement (other than the representations and warranties set forth in Sections 5.2(a), 5.2(b), 5.2(c), 5.3(a), (b) and (d), 5.8(b), 5.23, and 5.24) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date), except where any failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Sections 5.2(c), 5.3(a), (b) and (d), 5.23 or 5.24 (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all material respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date; (iii) the representations and warranties set forth in Sections 5.2(a) and 5.2(b) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all respects as of the date of this Agreement or as of the Expiration Date as though made on and as of such date subject only to de minimis exceptions; or (iv) the representations and warranties set forth in Section 5.8(b) shall not be true and correct, without disregarding the Company Material Adverse Effect qualification contained therein, as of the date of the Agreement or as of the Expiration Date as though made on and as of such date;

A-1

(d) The Company shall have failed to perform in all material respects all obligations required to be performed by it under the Agreement, and such failure to perform shall not have been cured prior to the Expiration Date;

(e) Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect that none of the conditions in paragraphs (c) and (d) of this Annex A shall have occurred and be continuing;

(f) Since the date of the Agreement, there shall have occurred any changes, events, circumstances or developments that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(g) There shall be instituted, pending or threatened in writing immediately prior to the expiration date of the Offer any Action to which any Governmental Entity is or is threatened to become a party against Parent, Merger Sub or the Company seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger; or

(h) The Agreement shall have been terminated in accordance with its terms, or any event shall have occurred which gives Parent the right to terminate the Agreement pursuant to Article IX thereof.

The conditions to the Offer set forth in this Annex A are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than any action or inaction in breach of the Agreement) giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company) may be waived by Parent and Merger Sub, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

A-2

EXHIBIT A.1

List of Company Officers and Employees

Raul McQuivey

Glen Goold

Ashish Raval

Dan Farrell

Deepak Gupta

Fred Lewis

David Vaello

A.1-1

EXHIBIT A.2

Knowledge of Parent and Merger Sub

Attila Bodi

Christopher Korves

A.2-1